As filed with the Securities and Exchange Commission on ________ ___, 2005

                     Reg. No. ______________

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549


                          Amendment No. 1

                            FORM SB-2/A
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933




                          Med Gen, Inc.
         (Name of Small Business Issuer in its Charter)

       Nevada                       5122                      65-0703559
------------------------   -------------------------     -------------------
(State of Incorporation)      (Primary Standard           (I.R.S. Employer
                           Industrial Classification    Identification No.)
                                Code Number)



              7284 W. Palmetto Park Road, Suite 207
                    Boca Raton, Florida 33433
                         (561) 750-1100
                         --------------
  (Address and telephone number of principal executive offices and principal place of business)

                          Paul Mitchell
                            President
                          Med Gen, Inc.

              7284 W. Palmetto Park Road, Suite 207
                    Boca Raton, Florida 33433

                         (305) 750-1100
                         --------------
    (Name, address and telephone number of agent for service)

                            Copy to:
                     Stewart A. Merkin, Esq.
              Law Office of Stewart A. Merkin, P.A.
                 444 Brickell Avenue, Suite 300
                      Miami, Florida 33131
                         (305) 357-5556

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
Title of each class                          Proposed            Proposed
of securities to be    Shares to be          maximum        maximum aggregate         Amount of
    registered          registered        offering price  offering price(1)(2)   registration fee
-------------------------------------------------------------------------------------------------

Common Stock Selling
  Shareholders         10,200,000 Shares     $0.084            $856,800.00           $100.85


(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the market price of the common stock of our Company on January 12, 2005.

(2) 10,200,000 shares being offered by this prospectus will be outstanding upon the effectiveness of this prospectus and are being offered for resale by selling stockholders as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We shall not sell these securities until the registration statement filed with the Securities and Exchange Commission (the "SEC") is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           PROSPECTUS

                          MED GEN, INC.

                10,200,000 Shares of Common Stock

This prospectus relates to the sale of 10,200,000 shares owned by shareholders of Med Gen, Inc.,

As of January 12, 2005, our common stock was being traded on the NASDAQ Bulletin Board under the symbol "MDGN"; the closing bid and asked price respectively of our common stock as reported on the Bulletin Board was $0.08 and $___.

You should understand the risks associated with investing in our common stock. Before making an investment, read the "Risk
Factors".

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

         Subject to completion, dated _________ __, 2005

                          Med Gen, Inc.
7284 W. Palmetto Park Road, Suite 207 Boca Raton, FL 33433 (561) 750-1100

                        TABLE OF CONTENTS


                                                               Page



Risk Factors....................................................2

Use of Proceeds.................................................7

Market Price of Common Stock and Other Shareholder Matters......7

Management's Discussion and Analysis or Plan of Operation.......8

Business of our Company.........................................11

Management and Executive Compensation...........................16

Security Ownership of Certain Beneficial Owners and
  Management....................................................18

Selling Stockholders............................................18

Plan of Distribution............................................19

Certain Relationships and Related Transactions..................20

Description of Securities.......................................21

Disclosure of SEC Position on Indemnification for
  Liabilities under the Securities Act Of 1933..................22

Interests of Named Experts and Counsel..........................23

Legal Matters...................................................23

Where You Can Find More Information.............................23

Financial Statements............................................24

Exhibits........................................................25

                          RISK FACTORS

In addition to the other information included in this prospectus, you should be aware of the following risk factors in connection with our business and ownership of our shares. Any investment in the shares offered hereby will involve a high degree of risk and may result in loss of the entire amount invested. Prospective investors should carefully consider the risks of an investment in any speculative business and the risks and the speculative factors inherent to and affecting our business described below and throughout this prospectus.

Risk Related to the Securities Markets and Ownership of our Stock

There is a limited trading market for our stock, which may cause our reported stock prices to be volatile and limit your ability to sell your shares.

Our shares may trade at a limited volume, reported only on the OTC Bulletin Board, indefinitely. As a result, relatively small trades in our stock could have a disproportionate effect on our reported stock prices.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for shares of stock that are not designated for quotation on The NASDAQ National Stock Market or a national securities exchange. Trades in OTC Bulletin Board-listed shares will be displayed only if the trade is processed by an institution acting as a market maker for those shares. Although there are currently 17 institutions acting as market makers for our stock, these institutions are not obligated to continue making a market for any specific period of time.. If there is no market maker for our stock and no trades in those shares are reported, it may be difficult for you to dispose of your shares or even to obtain accurate quotations as to the market price of your shares and the price of your shares may drop. Moreover, because the order handling rules adopted by the SEC that apply to NASDAQ-listed shares do not apply to OTC Bulletin Board-listed shares, no market maker is required to maintain an orderly market in our shares.

Accordingly, an order to sell our shares placed with a market maker may not be processed until a buyer for the shares is readily available, if at all, which may further limit your ability to sell your shares at prevailing market prices.
Stocks of other companies like ours are often volatile and such volatility in the price of our shares could affect your ability to trade your shares.

The stock markets in general, and the markets for the stocks of over-the-counter "wellness" and pain care companies in particular, have experienced significant volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may harm the trading prices of our stock. Any of these factors could adversely affect the liquidity and trading price of our stock.
Because the price of our stock is less than $5.00 per share and as such, is classified as a "penny stock" under the federal securities laws, , our stock will be subject to the requirements for penny stocks, which will likely make it difficult to sell your shares at a price higher than you paid for them

The Securities Exchange Act of 1934 (the "Exchange Act") defines a penny stock as any equity security that is not traded on a national securities exchange or authorized for quotation on The NASDAQ National Market and that has a market price of less than $5.00 per share, with certain exceptions. Penny stocks are subject to Rule 15g under the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell such securities. In general, a broker-dealer, prior to a transaction in a penny stock, must deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, information about the commission payable to the broker-dealer and its salesperson in the transaction and monthly statements that disclose recent price information for each penny stock in the customer's account. Finally, prior to any transaction in a penny stock, the broker-dealer must make a special written suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. All of these requirements may restrict your ability to sell your shares and could limit the trading volume of our stock and adversely affect the price investors are willing to pay for our stock.

 Our revenues and quarterly operating results may fluctuate, which may adversely affect the market price of our stock and could lead to Med Gen becoming the target of costly securities class action litigation.

Med Gen expects its revenues and operating results to fluctuate due to a number of factors, many of which are outside of its control. Therefore, you should not rely on period-to- period comparisons of results of operations as an indication of our future performance. Management does not believe that the drop in its revenues in fiscal year 2004 contributed significantly to the drop in its stock price. Management does believe, however, that the Global Healthcare Lawsuit (see Certain Relationships and Related Transactions) contributed significantly to the drop in price of our stock. On August 9 on the 2004, the day that the jury verdict was announced, stock traded at $0.09 per share; the next day, when the Form 8K was filed, the stock traded at $0.06; on August 24, 24, the stock traded at $0.012. It is possible that in some future periods our operating results may fall below the expectations of investors. In this event, the market prices of our stock would likely fall. Factors that may affect our quarterly operating results include:

- product introductions, new marketing initiatives, or increased sales by competitors;

- market conditions affecting the nutritional and pain care industries;

- the effect of favorable or adverse publicity about the over-the-counter "wellness" or pain care industries;

- demand for and consumer acceptance of our product offerings;

- changes in our pricing policies, or the pricing policies of its competitors, and general pricing trends in the market for over-the-counter "wellness" and pain care products;

-    additions or departures of our key personnel;

- announcements by us or our competitors of the creation or termination of significant strategic partnerships, joint ventures, or acquisitions; and

-    general economic conditions.

Insiders will have substantial voting control over our Company after the Offering and could delay or prevent our Company from engaging in a change of control transaction and you from selling your shares of our common stock at a premium to the shares' then current market value.

Our executive officers, directors and five percent or greater stockholders, excluding those investors purchasing in this Offering, will beneficially own or control, directly or indirectly, approximately 11,593,598 (including shares to be issued pursuant to the Settlement Agreement for which Mr. Kravitz retains voting rights) of the approximately 37,136,447 shares of our common stock that will then be outstanding after the Offering, which will represent a 31.2% voting interest. As a result, these stockholders will have the ability to significantly influence the voting results of all matters submitted to our Company stockholders for approval, including the election and removal of directors and the approval of any business combinations. You can read more about the ownership of our Company shares by its executive officers, directors and principal stockholders in the section entitled "Security Ownership of Management".

You may suffer dilution of your investment if our Company issues additional securities in price of your shares may drop significantly; our Company has in the past and may in the future issue securities to its executive officers and directors.

Med Gen's stockholders will be dependent upon the judgment of the board of directors of our Company in connection with future issuance and sale of shares of our capital stock. Stockholders' equity interests will be diluted in the event of further issuances of our capital stock, in direct proportion to the number of shares subsequently issued in price of your shares may drop significantly. In fiscal year 2003, we issued 12,386,307 additional shares of stock,, representing 49.67% of our outstanding shares, 11,325,000 shares of which were issued to management. In fiscal year 2004, we issued 2,200,000 additional shares of stock,, representing 8.1% of our outstanding shares, 2,000,000 shares of which were issued to management. Management does not know if the issuance of these shares had a direct impact on the price of our stock, but it is highly likely that it did.


Med Gen does not plan to issue dividends to its stockholders for the foreseeable future which may adversely affect the price of our stock.

We have experienced significant losses from operations. For the years ended September 30, 2004 and 2003, we incurred net losses of $9,171,324 and $592,843 respectively. Our ability to continue as a going concern is contingent upon our ability to secure additional financing, increase ownership equity and attain profitable operations, none of which may occur. Therefore, we have not and may never pay dividends. If we continue to pay no dividends, the price of our shares may continue to be adversely affected.

Our articles and bylaws and Nevada law contain provisions which could delay or prevent a change in control and could also limit the market price of your stock.

Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

- our articles authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock; and

- our bylaws establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

Further, certain provisions of Nevada law make it more difficult for a third party to acquire our Company. Some of these provisions:

- establish a majority stockholder voting requirement to approve an acquisition by a third party of a controlling interest; and

- impose time restrictions or require additional approvals for an acquisition of us by an interested stockholder.

While management does not control a majority of our outstanding shares (31.2%), it does control a significant enough block of shares (31.2%) to veto a transaction that may be desired by nonaffiliated shareholders, which could serve to entrench current management in their respective positions with Med Gen. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Through this offering, we are registering a significant number of shares of common stock so that they are freely tradable, which, because of the dilutive effect, may have a depressing effect on the market price of our common stock .

We are registering 10,200,000 shares of common stock in this offering, which represents an increase of approximately 38% over the number of shares which we had outstanding prior to this offering. Because of the dilutive effect on our book value, the registration of these shares of common stock may have a depressing effect on the market price of our common stock.

             Risks Related to our Company's Business

We face significant competition, and many of our competitors are larger and have more resources than we have, which may have an adverse effect on the price of our shares.

The markets for over-the-counter anti-snoring, "wellness" and pain care products are highly competitive, with many companies, including well-established manufacturers and distributors, with greater financial resources and longer operating histories than we have.

Our primary competitors are CNS, Inc., Snore Stop, Inc. Green Company, Inc and Ayrs, Inc. The products produced by these companies are Breathe Right Spray[R], SnoreStop[R] and Ayrs Snore Spray. Our market share (Snorenz[R]) is 9%, Breathe Right[R] is 33%, SnoreStop[R] is 19% and Ayrs is 17%. Snorenz[R] competes with them but is only sold in 5 of the major 100 national chains. We began losing market share when in February, 2003, Breathe Right[R] was launched with a major advertising campaign on both national television and radio.

Until we are able to raise significant capital for advertising and other consumer awarness programs, we may continue to lose further market share. The FTC consent degree described below, which was mainly a re-labeling issue, has not affected distribution of Snorenz[R]. We were permitted to continue to sell out our inventory while producing new inventory with new and FTC approved language on our packaging. In order to compete effectively, the company is seeking to raise $1.5 million.

Our success is dependent upon its ability to manage anticipated growth. If we do not do this successfully, the value of your shares may be adversely affected.

As part of our business strategy, we intend to pursue rapid growth through the utilization of well-known brokers in the industry in which we compete. Our ability to achieve its planned growth depends upon a number of factors, including its ability to hire and train management and other employees, the adequacy of its financial resources, its ability to identify new markets in which to successfully compete and its ability to adapt its purchasing and other systems to accommodate its expanded operations In order to implement these steps, we must have the capital to effectively market and advertise our products to expand distribution channels, all of which requires significant capitalFailure to raise the capital, which we need could adversely affect our financial condition, results of operations and prospects.

In fiscal year 2004, our three largest customers were Wal-Mart, Walgreens and Eckerd which represented 66% of our annual sales that year with WalMart accounting for 41%. Loss of any one of them as customers could decrease our sales seriously affect the value of our business.

Our largest customer in fiscal 2003 was Wal-Mart, which represented 57% of annual sales that year. We have addressed the fact that three customers represent such a large percentage of our sales by introducing an additional brand, Good Nights Sleep[TM] in August, 2003,which we began selling at CVS (4200 stores), Duane Reade (260 stores), Gristedes (50 stores) and Meijers (160 stores) as well as in several international markets. Good Nights Sleep[TM] now represents 2% of our sales. In addition, an all natural "Sleep-aid" is in development for our largest account. We have no reason to believe this time that we will lose any of our major customers. We have no reason to believe that we will lose any of our large accounts.
Our ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations. If we do not accomplish this,, we may not be able to continue as a going concern.

Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have experienced a significant loss from operations including the settlement of the Global Healthcare Lawsuit, for cash of $200,000 and the issuance of 8,000,000 to the plaintiffs. For the years ended September 30, 2004 and 2003, our Company incurred net losses of $9,171,324 and $592,843 respectively. Our accumulated deficit totals $14,204,863. Our ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which we operate. We must raise additional capital, namely $_________ to pay for additional marketing and advertising for our products, to expand distribution and reduce the deficit. Although we recently renewed a line of credit in the amount of $1,000,000 for a period of 18 months (See "Management's Discussion and Analysis or Plan of Operation"), because this amount may not be sufficient, we are continuing to pursue financing for its operations and is seeking additional investments. In addition, we are seeking to expand our revenue base by adding new customers and increasing its advertising. Failure to secure such financing or to raise additional equity capital and to expand its revenue base may result in our depleting our available funds and not being able pay our obligations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern.

If we lose key management personnel, we may not be able to successfully operate our business.

Our future performance depends substantially upon the continued services of our senior management, Paul B. Kravitz and Paul S. Mitchell and other key personnel. Because we have a relatively small number of managerial employees, our dependence on retaining our managerial employees is particularly significant. Our success will depend, in part, on its ability to attract and retain qualified management and professional personnel. Competition for such personnel in the industries in which we compete is intense. In addition, our employees may not continue to work for us. We do not maintain "key man" insurance on any of our officers or employees. The loss of the services of Mssrs. Kravitz and Mitchell could have the effect of lowering our sales, which would adversely affect our operating results and financial condition . On September 27, 2002, Mssrs. Kravitz and Mitchell entered employment agreements with us which were mutually terminated in March, 2003. We have no reason to believe at this time of that we may lose their services.

There are a limited amount of clinical studies and scientific review of our key products, and our business could suffer from adverse publicity concerning our products or similar products.

While we conduct quality control testing on its products, we conduct limited clinical studies on its products. Our SNORenz and Snor Away products consist of ingredients that we regard as safe when taken as suggested by us. To date, neither Snorenz[R] nor Good Night's Sleep[R] have received any adverse publicity nor, to our knowledge, have they or similar products caused harm, or been proven to cause harm to the public or have they had any adverse publicity since we began selling them. However, because we are highly dependent upon consumers' perception of the safety and quality of our products as well as similar products distributed by other companies (which may not adhere to the same quality standards as ours), we could be adversely affected in the event any of our products, or any similar products distributed by other companies, should prove or be asserted to be harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume our products as suggested by us or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on our results of operations and financial conditions.

We depend on the performance of a network of distributors and brokers, the loss of which could adversely affect us.

Our success depends in part upon its ability to attract, maintain and motivate a large base of distributors and brokers. We depend upon the performance of a network of brokers and strategic alliance which are is responsible for 87% of our sales. The loss of any major distributor or broker, or the loss of a significant number of other distributors or brokers, or a significant reduction in purchase volume by such distributors or brokers, for any reason, could have a material adverse effect on our operations and financial condition. Since January, 2005, we have been is represented nationally by National Sales Solutions, Inc., which consists of seven salespersons, each responsible for a different sales territory. National Sales Solutions, Inc. manages 14 sub-broker groups, each of which consists of between one and six salespersons who call on specific accounts, all but three of the salespersons of whom were hired in February and March 2005. One of the sub-brokers, Strategic Alliance, Inc., represents our products to WalMart and controls 87% of our business.Although we do not think we will lose any of our brokers in the foreseeable future, the loss of Strategic Alliance, Inc. could adversely affect our business.
We may face product liability claims from users of our products which could have a serious impact on our operating results.

While we have never had a liability claim, Med Gen, like other manufacturers, wholesalers, distributors and retailers of products that are similar to those produced and sold by us, faces an inherent risk of exposure to product liability claims if, among other things, the use of its products results in injury. We have product liability insurance in the amount of $5,000,000 , which is the amount required by the accounts to whom we sell. because the cost of insurance may increase, such insurance may not continue to be available at a reasonable cost, and if available, it may not be adequate to cover all liabilities.

We depend on our patent and other intellectual property for SNORenz[R]/Snor Away[R],which could be used by others without our consent.

Med Gen's success and ability to compete in the marketplace in connection with its SNORenz[R]/SnorAwayTM products depend to a significant degree on its intellectual property. We have been issued U.S. patent no. 6,187,318 in connection with our SNORenz[R]/Snor Away[R] products. In addition, we rely on copyrights, trademark and trade secret laws to protect our intellectual property. We may not be able to or may not possess the resources necessary to defend our patent or the other intellectual property in an economically viable fashion. In addition, effective protection may not be available for any trade or service marks we may employ. Our competitors in this marketplace or others may adopt similar product or service names, thereby impeding its ability to build brand identity and possibly leading to client confusion. Our inability to adequately protect our name would seriously harm our business. Policing unauthorized use of our intellectual property is made especially difficult by the global nature of the Internet and difficulty in controlling the ultimate destination or security of software or other data transmitted on it. The laws of other countries may afford little or no effective protection for our intellectual property. Litigation may be necessary in the future to:

-    enforce our  intellectual property rights;

- determine the validity and scope of the proprietary rights of others; or

-    defend against claims of infringement or invalidity.

Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could seriously harm our business.

Med Gen and its products are subject to regulation by a variety of governmental agencies.

The manufacturing, processing, formulation, packaging, labeling and advertising of our products may be subject to regulation by one or more federal agencies, including the Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. Our products may also be regulated by various agencies of the states and localities in which its products will be sold. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals, herbs, food, over-the-counter and prescription drugs and cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as Current Good Manufacturing Practices ("CGMPs"), and are different for drug and food products.

In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of vitamins, over-the-counter drugs, cosmetics and foods. The FDA is generally prohibited from regulating the active ingredients in dietary supplements as drugs unless product claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status. Governmental regulations in foreign countries where our Company may sell our products may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of our Company's products. New domestic or foreign legislation regulating our activities may be enacted in the future. Such new legislation could have a material adverse effect on us.

In 2002, we signed a consent decree settling an FTC investigation of claims made by us on its packaging and labels.

In the summer of 2001, the FTC opened an investigation into certain claims made by us on our packaging and labels for the SNORenz[R]product. In May 2002, Med Gen and its Chairman/CEO entered into a consent decree with the FTC whereby, without denying or admitting any guilt, they agreed to make certain changes to its product label and to more accurately report its claims in advertising. Med Gen and its Chairman believe it has complied with the FTC consent to date.

            Note Rgarding Forward Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended, including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. The words "believes," "should be," "anticipates," "plans," "expects," "intends" and "estimates," and similar expressions identify these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof and we assume no obligation to update any such forward-looking statements. Our actual results may differ materially as a result of certain factors, including those set forth hereafter and elsewhere in this prospectus. Prospective investors should consider carefully the following factors, as well as the more detailed information contained elsewhere in this prospectus, before making a decision to invest in Med Gen.

                         USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling stockholders pursuant to this prospectus.

   MARKET PRICE OF COMMON STOCK AND OTHER SHAREHOLDER MATTERS

This prospectus relates to the sale of 10,200,000 shares owned by our shareholders, 2,200,000 shares of which have been issued and 8,000,000 shares of which will be issued upon the effectiveness of this prospectus. All references in this prospectus as to ownership of shares, number of shares outstanding and percentages of shares owned will reflect the issuance of all 10,200,000 shares.

As of effective date of this prospectus, including additional stock issuances and options exercised, there will be approximately 252 shareholders of common stock consisting of both registered shareholders plus those being held by the Depository Trust Company in street name. Of the 37,136,447 shares outstanding, 22,617,599 were restricted and 14,518,848 were non-restricted. Upon the effective date of this prospectus, 10,200,000 restricted shares of common stock will become non-restricted.

Our common stock is traded on the NASD OTC Bulletin Board under the symbol "MDGN". Shares first began trading on the OTC Bulletin
Board in May of 2000 (prior to May, our common stock was traded in the Pink Sheets).

The following table sets forth the high and low bid prices by month for our common stock for calendar years 2002 through 2004. The following high and low bid prices reflect inter- dealer prices without retail markup, markdown or commission, and may not represent actual transactions.

Historical Price Data of our Common Stock



2002-2004                          High        Low

---------                          ----        ---

2002

October                            0.09        0.07
November                           0.13        0.08
December  (end first quarter)      0.10        0.07

2003


January                            0.08       0.03
February*{80:1 reverse}            3.30       2.40
March    (end second quarter)      3.10       5.05
April                              5.25       4.00
May                                4.90       2.75
June     (end third quarter)       6.00       3.50
July                               5.00       5.25
August                             5.50       5.00
September (end fourth quarter      5.50       5.10
October                            5.50       4.75
November * ( 4:1 forward split)    7.75       1.25
December (end first quarter)       1.80       0.90




2004

January                            1.19        0.44
February*                          0.90        0.40
March     (end second quarter)     1.15        0.75
April                              1.312      0.62
May                                1.18        0.75
June      (end third quarter)      1.43        0.55
July                               0.535      0.34
August                             0.70        0.012
September (end  fourth quarter)    0.224      0.065
October                            0.225      0.102
November                           0.168      0.115
December  (end first quarter)      0.178      0.07




     * In February, 2003, we completed an 80:1 reverse stock split and in November, 2003 we issued a stock dividend of 4:1. As a result of those splits, the symbol was changed to MDGN.



As of March 17, 2005, the bid price of our shares was $.052 and the asked price was $.053.

The Transfer agent for our common stock is Liberty Transfer Co., 274 New York Ave, Huntington, NY 11743-2711. The telephone number is (631) 385-1616.

Dividend Policy

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available; earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. We intend for the foreseeable future to continue to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore we do not have any current intention to pay cash dividends on our common stock.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and our subsidiaries and our results of operations should be read together with the consolidated financial statements and related notes that are included later in this Annual Report on Form 10-KSB. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under Risk Factors or in other parts of this prospectus.

General

Our  headquarters has been located at 7284 West Palmetto Park
Road, Boca Raton, Florida 33433, since December 1999. It leases a
2200 square foot facility. Under certain manufacturing agreements, we have elected to outsource the manufacturing of all of our products at this time.

Results of Operations

For the twelve months ended September 30, 2004, net sales decreased 54.78% to $1,043,101 from $2,306,648 in the prior year. The decrease in sales was due primarily to three factors: (1) A multi-million dollar advertising campaign by our direct competitor Breath-Rite in all of our retail markets which led them to dominate the point of purchase sale to the consumer and
(2) The successful launch by several of our retailers of competitively priced "generic" snoring products which gave the consumers more products to choose from when making a purchase. Coupled with these factors were (3) Our lack of substantial advertising budget which did not allow us to affect the consumers purchasing decisions and led to a substantial loss of revenue until late in the year when we began expending significant amounts on advertising.

Gross profit for the twelve months ended September 30, 2004 was $606,567 versus $1,509,236 for the same period a year ago, a decrease of 59.81%. This decrease relates to a substantial decrease in total sales volume for the fiscal year. Gross profit margins for years 2003 were 65.42% and 2004 were 58.15%. The decline in the gross profit margins was attributable to higher costs for raw materials and less of a volume discount being received from the manufacturer.

For the twelve-month period ended September 30, 2004 selling, general, administrative expenses increased to $9,664,294 from $1,958,192, an increase of 493.53%. The substantial increase is due to the expensing of the costs of the litigation (see "Certain Relationships and Related Transactions") which amounted to $200,000; and non-cash stock compensation of $6,616,425 resulting from the settlement of the above litigation in the amount of $1,120,000, a reduction of the receivable for common stock from certain officers as a result of the repricing of options which resulted in a charge to operations of $5,081,325, common stock issued for services of $302,600 and the fair value of stock options issued of $112,500. In addition, we paid approximately $450,000 to Bran Ltd. for certain consulting services and incurred significant legal expenses related to the litigation discussed above. See the notes to the Financial Statements for a complete discussion.

Management does not believe these types of operating expenses for the next fiscal year will continue.

The operating loss increased to $(9,057,727) as opposed to a loss of $(448,956) for the same twelve months period, in the prior year.

For the twelve-month periods interest expense decreased to $113,597 from $116,966 primarily as a result of an decrease in borrowings.

For the twelve months ended September 30, 2004, we reported a loss of $9,171,324 ($0.77 per share) versus a loss of $592,843
($0.65 per share) for the same fiscal period, a year ago.

Current Marketing of our Products

Snorenz[R] is currently sold domestically and internationally to mass merchandisers in drugstores, supermarkets, and other stores that sell "health and beauty" aides. It is also sold over the internet to purveyors of such products and most recently, it id private labeled to multi-level marketing companies. Snorenz is also sold through distributors in Portugal, Korea, Norway, Denmark, Iceland, Sweden, Canada and Poland.

A sample of distributors and stores and the approximate number of stores, if known, presently selling Snorenz[R] is as follows:

     Store Name                         Number of stores**
     -----------------------------------------------------
     Albertsons
     Osco Drug
     Sav-On                                    905
     Acme Super Market                       1,800
     Cardinal/Medicine Shoppe            (Distributor)*
     McKesson                            (Distributor)*
     Bashas                                    116
     Brooks                                  1,900
     Discount Drug Mart                         61
     Duane Reade                               283
     Meijers                                   180+
     Walgreens                               4,582+
     Wal Mart                                3,125
     Kinray                                    430
     Amerisource                         (Distributor)*
     Euro-Viro                           (Distributor-International)
     Kohln-Frisch                        (Distributor-Canada)
     Nordic-Nature   Pharma              (Distributor-Norway)

     Total US Distribution-Chains           13,382
     Independent Stores                      7,000 (est.)
     International Distribution              2,000 (est)

     *These accounts represent distributors that sell to 2,000
     Independent Drug Stores.
     ** Information obtained from CDR Special Report.

     Note:  The company has recently lost distribution in CVS &
     Eckerd due to the purchase of Eckerds by CVS. CVS had 5,466 stores and Eckerds had 2,200 stores.

Sales by Product:


                             2002 Sales       2003 Sales        Present Fiscal Year
                          10/1/02-9/30/03   10/1/03-9/30/04    10/1/04- today's date


Annual sales:              $,303,648          $2,306,648         $499,822 to date

Snorenz:                   2,306,648          925,686.00            454,555.00

Good Night's Sleep:              -0-          117,415.30             45,267.12
{product launched in 2003}

Internet sales:               21,075           18,456.67               1322.51
(Actual part of annual sales)


Buyers which bought over 10% of products:

Wal Mart :                 1,130,258           473,431                183,284

Walgreen                      96,789           138,278                117,811

Eckerds                          -0-           150,692                 28,842

Albertson's                  214,907           107,406                 44,592



Liquidity and Capital Resources

Cash on hand at September 30, 2004 was $213,708 and we had working capital of $58,597 at September 30, 2004.

Net cash used in operating activities was $2,060,531 during the twelve months ended September 30, 2004 as compared to $554,434 in the year earlier. This increase is attributed principally to the net loss adjusted for non-cash stock compensation of $6,616,425.

We did not use any cash in investing activities during the twelve months ended September 30, 2004.

Net cash provided by financing activities was $2,183,448 during the twelve months ended September 30, 2004, which consisted principally of proceeds from a stock offering pursuant to Regulation "S" ($2,216,775), the payment of option exercises ($1,059,173) and the proceeds from relatd party loans ($340,200) reduced by the repayment of related party loans ($1,312,700).

We launched our first advertising campaign in May -June of 2004 in order to support the sales of its products Good Night's Sleep[TM] and SnorEnz[R] brand. A second advertising campaign was launched in November-December 2004.Our Company intends to seek additional funding in 2005 either through the sale of common stock or the exercise of additional options. We have continued to cut costs by eliminating staff, and eliminating one -time legal and computer and Internet related costs. We have has sufficient cash resources, receivables and cash flow to provide for all general corporate operations in the foreseeable future.

On January 12, 2005, Bran, Ltd. renewed its line of credit for a total of $1,000,000 with us with the following terms and conditions:

1)   the expiration of the line of credit is June 24, 2006;
2)   the interest rate is 8%;
3) the outstanding principal and all accrued interest is payable monthly;
4) the line of credit is secured by all of our receivables, patents, trademarks and other assets; and
5) as additional consideration, we issued 2,000,000 of our common stock to Bran, Ltd.

Going Concern

Our financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

We have experienced a significant loss from operations including the settlement of certain litigation . For the years ended
September 30, 2004 and 2003, we incurred net losses of $9,171,324 and $592,843 respectively.

Our ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which our Company operates.

We are pursuing financing for our operations and seeking additional investments. In addition, we are seeking to expand our revenue base by adding new customers and increasing its advertising. Failure to secure such financing or to raise additional equity capital and to expand its revenue base may result in Med Gen depleting its available funds and not being able to pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of our Company to continue as a going concern.

CRITICAL ACCOUNTING POLICIES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, and make estimates and assumptions that affect our reported amounts of assets, liabilities, revenue and expenses, and the related disclosures of contingent liabilities. We base our estimates on historical experience and other assumptions that we believe are reasonable in the circumstances. Actual results may differ from these estimates.

The following critical accounting policies affect our more significant estimates and assumptions used in preparing our consolidated financial statements.

Revenue Recognition

In general, our records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for our various revenues streams.:

Revenue is recognized at the time the product is delivered.
Provision for sales returns will be estimated based on our historical return experience. Revenue is presented net of returns.

Stock-Based Compensation

We account for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

We account for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. We have elected to continue to apply APB 25 in accounting for its stock option incentive plans.

Changes in our business priorities or model in the future could materially impact our reported revenue and cash flow. Although such changes are not currently contemplated, they could be required in response to industry or customer developments.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements and their effect on us are discussed in the notes to the financial statements in our September 30, 2004 audited financial statements.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements.

                     BUSINESS OF OUR COMPANY
Company Background

We were established under the laws of the State of Nevada in October 1996. Executive offices are located at 7284 W. Palmetto Park Road, Suite 207, Boca Raton, Florida 33433. Our telephone number is (561) 750-1100. We currently operates two Web sites: www.medgen.com and www.snorenz.com. Our common stock trades on the OTC Bulletin Board under the symbol "MDGN".

Overview of our Business

     (i) We were established to manufacture, sell and license healthcare products, specifically to the market for alternative therapies (health self-care). One out of two households practice some form of alternative therapies.

Our flagship product has been SNORenz[R], a throat spray which reduces or eliminates the sounds ordinarily associated with snoring. SNORenz[R] is free of artificial colors, flavors or preservatives. Its patented ingredients, technology and Liposome[R] manufacturing process, delivers consistent and measured droplet spray mists directly to the back of the throat, lubricating the uvula and soft palate that vibrate with each breath. Each application lasts about six to eight hours. Moreover, the all-natural peppermint taste further provides the satisfaction of waking up without a morning breath.

SNORenz[R] is currently sold through a number of Fortune 100 retailers . We have accelerated its timetable to introduce additional products that either deploy its proprietary technology or otherwise address the $27 billion Alternative Therapy Market. In August of 2003, we initiated phase 1 of its introduction of Good Nights Sleep[TM]. Good Nights Sleep[TM] is a liquid throat spray formulation for sleep aide. Using diphenhydromine as an active ingredient, Good Nights Sleep[TM] will be the first spray liquid in this category to enter the US market. The product is already marketed at CVS, Eckerd and Albertson. We also markets SNORenz[R] under several private labels for other distributors. Snoraway is the label that is reserved predominately for the European market.

Several other products are expected to be introduced in 2005 although the introductions are dependent upon necessary capital resources.

Initial development of the SNORenz[R] product was completed in the spring of 1997, when several test infomercials were produced and aired with modest success. Changes were then made in the formulation, the label design and the spray applicator. The newly designed product was introduced in the fall of 1998, and sales grew modestly until an infomercial featuring our Chairman and Chief Executive, Paul B. Kravitz, began airing in the Spring of 1999, significantly increasing sales.

DESCRIPTION OF PRODUCTS

SNORenz[R]

SNORenz[R]is an original and innovative entry into the anti-snoring industry. Never before has a company introduced a liquid throat spray to prevent or quiet the noise of snoring. We were awarded a patent on the ingredients and formula on February 13, 2001. The medical and psychological communities have studied the causes and symptoms of sleep deprivation for many years.

Sleep clinics can be found internationally at the largest hospitals and universities, and there is a large body of published work on the subject of snoring. It has been documented in clinical tests that much of sleep deprivation is caused by snoring. Not only is the snorer disturbed, but those within close proximity of the noise are disturbed as well. As the muscles relax during sleep, air flows in and out of the mouth causing the vibration of the tongue, soft palate and uvula which produces the sound commonly referred to as snoring.

In 2002, we completed a double blind study at Northwestern
Hospital's Sleep Center in Atlanta, GA, under the direction of Dr. Samuel Mickelson of the Advanced Ear Nose and Throat P.C. The results of that study concluded that SNORenz[R] is an effective product to reduce the noise associated with snoring.

Traditional snoring remedies include surgical procedures, mechanical devices and dental appliances. During surgery, portions of the vibrating tissue are cut away by scalpel or laser in an attempt to remove the noise-making tissues. This type of procedure is painful, takes months to heal, and may not offer a long-term solution. Mechanical devices primarily attempt to increase the volume of air or create positive air pressure using some type of breathing apparatus connected to an air pump. This is not only uncomfortable, but also limits one's sleeping positions. Dental appliances also attempt to increase the volume of air by expanding the opening of the mouth or by repositioning the lower jaw and/or the tongue to decrease the vibration effect. Again, wearing one of these is not the most comfortable way to sleep. The costs of these methods can be considerable and may not be covered by basic medical insurance programs.

Snoring is a problem that affects over 60% of males and 40% of females. In the United States alone, it is documented that there are over 94 million people who suffer with and from the effects of snoring. Snoring causes a poor quality of sleep. The medical implications of snoring usually are not life threatening, except for a malady called Sleep Apnea, which is not as yet curable. Therapy has been increasing in response to demand to solve the side effects of snoring noise.

Experiments with weight loss, the avoidance of alcoholic beverages and the changing of sleep positions have largely proven ineffective. Sufferers who demand some relief are now seeking more aggressive methods. Invasive surgery, continuous positive airway pressures (PAP),or appliances are now being used. These methods have had variable success in improving the quality of sleep and reducing snoring. Due to the discomfort and cost of these methods, less invasive methods are now being evaluated.

The Biotechnology underlying Our Products

One of the most promising of all these new methods is the use of a natural blend of oils and vitamins specially formulated to be used as a spray. After years of research, such a product was developed by a medical specialist in Brazil with encouraging initial results. We acquired this initial technology, the trade secrets and initial proprietary formula for worldwide commercial marketing which over the years has been perfected, re- tested and re-formulated leading to the issuance of a patent that has been assigned to us. We have spent considerable capital and other resources to further improve the delivery of this spray by using, as its manufacturing technology, the patented technology called Liposome[R], which enables the blend of oils to remain equally disbursed and suspended in a vesicle in solution. This, the patented formula and other trade secrets comprise the underlying biotechnology of SNORenz[R].

Because of this specialized manufacturing process, there is never a need to shake the bottle, as the solution is permanently blended. We intend to market other over-the-counter products for alternative therapies. By way of explanation, Lipoceuticals are liposomes that have a variety of active ingredients that contain an active ingredient in each phase. The ability to encapsulate a variety of lipophilic (a substance having the ability to dissolve in fats) and hydrophilic (a substance having the ability to dissolve in water) ingredients, peptides and proteins is the obvious advantages needed to enhance delivery, improve quality and sustain product performance of SNORenz[R]. This technology is far superior and much more expensive than other emulsion type delivery systems and insures the highest possible quality available in the market today.

The advantages and benefits of this technology and delivery system are that the SNORenz[R] LipoSpray is absorbed transmucosally (absorbed through the mucous membrane) to provide systemic distribution; has a higher concentration of active ingredient in the mucosal tissue; has longer residence time of active ingredient in the mucosal tissue; and, has a high encapsulation rate (the time required to enclose an active ingredient within a membrane) for improved performance of the active ingredient. It also has greater bioavailability, which means that it has faster onset of effect, greater overall absorption, sustained administration, improved convenience and no pills, water or swallowing problems.

SNORenz[R] attempts to reduce or eliminate the sounds associated with snoring by simply lubricating the vibrating tissues in the throat with a combination of five natural oils, vitamins, and trade secret trace ingredients. The product is formulated to adhere to the soft tissues in the back of the throat for an extended period of time, and may be reapplied as needed. Clinical studies, "Double Blind" studies and scores of testimonials and repeat sales indicate a high level of success for SNORenz[R] users. SNORenz[R] is not effective where users have consumed a large amount of alcoholic beverages shortly before application, as the alcohol tends to break down the chemical bonds of the natural oils. It should also be noted that SNORenz[R]is not a cure for sleep apnea, a condition for which there is no known cure.

SNORenz[R]carries a 30-day money back guarantee. Our Company has experienced negligible product return rates over the past two fiscal years.

GOOD Nights Sleep[TM]

Good Nights Sleep[TM] ("GNS") is a night time sleep aid and the first such product formulated as a throat spray. Positioned to compete with Sominex r,Simply Sleep r and Excedrin PM, which are all solids; GNS enters the market catering to people who have difficulty taking pills and who want "fast action" results which only a liquid can give.

Truly innovative in its formulation, GNS uses Diphenhydramine
HCLin quantities of 8.3mg in each measured spray. Absorption into the mucous membranes of the throat and cheeks is immediate and the resultant sleep inducement is almost immediate.

GNS is alcohol free and contains inactive ingredients, citric acid, flavor, glycerin,poloxamer 407, potassium sorbate, purified water, sodium benzoate, sodium citrate and sorbitol.

The product comes in a "protected sealed" bottle with a screw on spray applicator. Heavy emphasis in advertising is on a "spray alternative to pills". Since the product does not contain any natural sugar, it could be approved for diabetics' use.

4-in-1[TM]

4-in-1[TM] (formerly sold as PAINenz[TM]), a recently commercialized product in our family of products, is a topical analgesic sold over-the-counter. It significantly reduces the pain common to arthritis sufferers, normal aches and pains due to exercise and other muscle stress, simple backache pain and muscle sprains. The product comes in a roll-on applicator. The market for over-the-counter pain relief products is estimated to exceed $2.5 billion per year.

The active ingredients in 4-in-1[TM] are, Glucosamine, Chondroitin, Cetyl Myrist Oleate(CMO) and Capsaicin (kap SAY ih sihn), a derivative of the hot pepper plant. When applied as an external analgesic, Capsaicin depletes and prevents reaccumulation of substance P in peripheral sensory neurons. Substance P is found in slow-conducting neurons in the outer and Inner skin layers and joint tissues, and is thought to be the primary chemical mediator of pain impulses from the periphery to the central nervous system. By depleting substance P, Capsaicin renders skin and joints insensitive to pain since impulses cannot be transmitted to the brain.

Capsaicin has been approved by the United States Food and Drug Administration ("FDA") for use without a prescription in topical preparations marketed for the temporary relief of pain from arthritis, or for the relief of minor aches and pains of muscles and joints. Information on both Capsaicin and Liposome is available on the Internet (www.capsaicin.com and www.liposomes.com).

Marketing

Med Gen products are currently sold over the counter by more than 28,000 retail stores nationwide and also sold by distributors overseas. A partial list of retailers that carry Med Gen brands in the United States are: Albertsons Supermarkets, American Stores (a division of Albertsons which includes Jewel Stores, Jewel T Stores, Osco Drugs and Sav-On Drugs), Brooks Pharmacy, Cardinale Distributing, CVS, Duane Reade, Discount Drug Mart, Giant Eagle, Gristedes Hannaford Brothers,Kinray Distributing, Kohl and Frisch, Meijers, Northside Distributing, Walgreens and Wal-Mart.

Manufacturing and Distribution Agreements

We have all of our products manufactured by contract manufacturers.

Not including international sales generated from its Internet site, our Company has distributors to sell our snoring spray under other brand names in Canada, the United Kingdom, Germany, France, Switzerland, Portugal, Turkey, Australia, New Zealand, Japan, China and Korea. We expect to utilize its other products through these distribution network in the future.

Competition, Market Share and Industry Environment

The Information Research Institute (IRI) is arguably the seminal research organization regarding consumer products research. The category, Sleeping Remedies, is a $161 million market. In 1998, a sub-category, Sleeping Aids, Liquid, was created.

In the snoring relief category, the only major competitor is CNS Inc.(dba: Breathe Rightr) and its product Breathe Rightr Spray. Although this product was introduced into the market in the past year, CNS has spent a considerable amount of money on promotion and advertising, replacing SNORenz[R] as the leading seller in the snoring category. Our Company has not been able to compete because of lack of advertising dollars and has recently been moving forward to obtain funding for this purpose.

Good Nights Sleep[TM], although new, enjoys an enviable position in that it still remains the only brand available as a liquid throat spray for sleep aid. Although it has a lot of competition from well known brands, all of the existing products are in "hard" form delivery systems.

Dominant Customers

In fiscal year 2004, our three largest customers were Wal-Mart, Walgreens and Eckerd which represented 66% of our annual sales that year with WalMart accounting for 41%. Our largest customer in fiscal 2003 was Wal-Mart, which represented 57% of annual sales that year.

We have addressed the issue of dominance by recently introducing an additional brand, Good Nights Sleep[TM] which we began selling at CVS (4200 stores), Duane Reade (260 stores), Gristedes (50 stores) and Meijers (160 stores) as well as in several international markets. In addition, an all natural "Sleep-aid" is in development for our largest account. Selling our products to new accounts is a major management goal for fiscal 2004.

Line of Credit

On January 12, 2005, Bran, Ltd. extended its line of credit for a total of $1,000,000 with us with the following terms and conditions: 1) the expiration of the line of credit is June 24,
20)6; 2) the interest rate is 8%; 3) the outstanding principal and all accrued interest is payable monthly; 4) the line of credit is secured by all of our receivables, patents, trademarks and other assets; and 5) as additional consideration, we issued 2,000,000 shares of our common stock to Bran, Ltd.

Internet Sales

With conversion of our marketing strategy in 2002 from Direct Marketing to consumer retail store sales, Internet pricing was dramatically reduced by 50% to be consistent with unit pricing in the retail network. Therefore, although unit sales remained steady, and have even slightly increased, dollar sales have dropped. We operate two e-commerce web sites, www.snorenz.com and www.medgen.com. Orders from these sites average over $9,000 per month in retail sales. Future enhancements to our web sites are planned.

We expect to show steady and important increases in future sales on its internet site. During the second quarter of fiscal 2004 (January to March), the web site will be re-designed to increase "user friendly" utilization and to offer new company products. In addition, the company has appointed an executive to head-up the Internet Sales so that there will be a concentrated effort made in this important media. Investor Relations will also be included and enhanced on the web site with more frequent up- dates than previously given. Although no sales figures can be given or estimated, we expect that these efforts will produce substantial increases in e-commerce sales in fiscal 2004.

Trademarks and Licenses

The name "SNORenz[R]" is a registered trademark of Med Gen with the United States Patent and Trademark Office (Reg. No. 2,210,381
- 12/15/98). An application for trademark of the name "SNORE Quell[TM]", "4 in 1[TM]" and COMFORT CARE[TM] has been made.We have registered Snorenz in Korea and Snoraway and Good Night's Sleep in all countries participating in the EU as a Community Trademark.

Government Regulation

The manufacturing, processing, formulation, packaging, labeling and advertising of our products may be subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. Our products may also be regulated by various agencies of the states and localities in which our products will be sold. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals, herbs, food, OTC and prescription drugs and cosmetics.

The regulations that are promulgated by the FDA relating to the manufacturing process are known as Current Good Manufacturing Practices ("CGMPs"), and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of vitamins, OTC drugs, cosmetics and foods. The FDA is generally prohibited from regulating the active ingredients in dietary supplements as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

Governmental regulations in foreign countries where wemay sell our products may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of our products. New domestic or foreign legislation regulating our activities may be enacted in the future, which could have a material adverse effect on us.

Federal Trade Commission

Our product packaging and advertised claims strictly adhere to FTC regulations and guidelines. Our Company has complied with all FTC regulations with respect to making changes to our packaging and labels with "APNEA" warnings that meet all new compliance issues. Our Company intends to comply with all government regulations, both in domestic and foreign markets, regarding the distribution and sales marketing of its product lines.

Reports to Security Holders

We periodically prepares and publishes News Releases and other significant reports that are deemed newsworthy. These reports are sent to Business Wire for wide distribution. In addition, shareholder reports are mailed to all shareholders, as the Company deems necessary. Notices of yearly shareholders' meetings, proxy statements and events of this nature are distributed with the help of Liberty Transfer Company, our transfer agent, and with information obtained from ADP Investor
Communication in regard to street name accounts.

Employees

We currently has six full-time employees. Paul Kravitz is the Chairman, Secretary and Chief Executive Officer of our Company;
Paul S. Mitchell is President, Treasurer and Chief Operating
Officer; and Jack Chien is Chief Financial Officer.

Description of our Property

Our offices are located at 7284 W. Palmetto Park Road, Suite 207, Boca Raton, Florida 33433 which we lease for $6200.00 per month. The telephone number at this address is (561) 750-1100. In November 1999, we also agreed to rent expandable warehouse space (space as needed) located in Buffalo, New York on the premises of its prime sub-contractor. This location significantly reduces the cost of handling and related costs as well as reduce overhead; it also simplifies inventory controls.

Legal Proceedings

       A lawsuit alleging breach of a master distribution agreement,wrongful termination of the agreement, fraud in the inducement and tortious interference that was brought by Global HealthCare Laboratories Inc., and Dan L. Williams Co. Inc., our former distributors, in May, 2003 resulted in a judgment against us on August 9, 2004 for breach of the master distribution agreement with the jury awarding Global Healthcare Laboratories Inc., damages of $2,235,783 and Dan L. Williams Co. Inc. damages of $11,773.00, for a total, including prejudgment interest in the amount of $2,501,191.00. On December 9th, 2004, we entered into a Settlement Agreement containing the following terms and conditions: a) We are to pay the Plaintiffs $200,000.00 in five monthly installments beginning in December 2004 and finishing in March 2005, three installments for a total of $75,000 of which have already been paid; b) We are to issue to the Plaintiffs or their designees 8,000,000 shares of our common stock, for which Mr. Kravitz will retain the voting rights until sold, and file a registration statement for the sale of the shares on or before January 15, 2005. 15

 A satisfaction of judgment will be entered upon the earlier of the sale of all of the shares or December 31, 2005.

              MANAGEMENT AND EXECUTIVE COMPENSATION

The following table sets forth the name, age and position held by each of our executive officers and directors as of December 31, 2004.



Name                      Age                 Position
----                      ---                 --------

Paul B. Kravitz           73          Chairman; Chief Executive
                                      Officer Secretary and
Director

Paul S. Mitchell          52          President, Treasurer, Chief
                                      Operating Officer and
Director

Jack Chien                55          Chief Financial Officer,
Chief
                                      Accounting Officer





In 2002 at the Annual shareholders meeting the shareholders elected the Board of Directors for a three year term. Officers were elected for the same term and, subject to existing employment and consulting contracts and agreements, serve at the discretion of the Board. We intend to conduct an annual shareholders meeting in accordance with Nevada state law at our principal office location at 7284 West Palmetto Park Road, Boca Raton, Florida.

Paul B. Kravitz has been our Chairman, Chief Executive Officer and a director since our inception in 1996, and as such,, he has handled our public affairs, investor relations, advertising and funding. Prior to founding Med Gen and its principal product Snorenz, Mr. Kravitz was the President and CEO of AppleTree Companies, Inc., a public company, which was engaged in the manufacture and distribution of food supplies to convenience stores in 24 states. Annual Sales exceeded $38 million. Mr. Kravitz retired from that company in 1996.

From 1986 until 1992, Mr. Kravitz was the CEO and principal shareholder of The Landon Group, a financial services company. From 1990 through 1991, Mr. Kravitz was Chairman of Southeast Bank's Leasing Division, an appointment made by the Federal Deposit Insurance Corporation, which was in the process of liquidating that bank. From 1960 until the mid-1980's, Mr. Kravitz was the CEO of American Furniture Company, Inc., and Furniture Resources International, Inc., whose operations encompassed manufacturing of and marketing to retail showrooms nationwide.

Mr. Kravitz is a graduate of Boston University with a BS Degree. He is a published writer for the aviation industry, food industry and the natural supplement industry. He has appeared on national television, in infomercials for SNORenz[R]and Med Gen. Mr. Kravitz is a veteran of the Korean War and served honorably as an officer in the United States Air Force. Mr. Kravitz was honorably discharged receiving the Distinguished Service Medal for his military service during the Korean War. In 1955 he was retired from active duty and placed on Reserve. In 1972 he was retired as a permanent 1st Lt. USAFR after 20 years of service to his country.

Paul S. Mitchell has been our President, Chief Operating Officer and a Director since 1997 and as such, handled our day-to-day operations, sales, marketing and packaging. In 1995, Mr. Mitchell sold his food services company (the Sandwich Makers) to AppleTree, becoming that company's Chief Operating Officer. From $135,000 in sales in 1987, sales had increased to almost $5 million by the time it was sold to AppleTree. Prior to 1987, Mr. Mitchell worked for Tasty Baking Company based in Pennsylvania, and for whom he held several positions nationwide.

Jack Chien, has been our Chief Financial Officer and Chief Accounting Officer since 1999. A native of Taiwan, he has over 27 years of domestic and international bookkeeping experience. Prior to moving to the United States, he was Chief Financial Officer of Cannontex Industrial Company, Taiwan. After relocating here, was employed by Kantor Bros. Neckware Company, Inc., Brooklyn, NY, for 19 years where he became Controller/Director of Finance and Administration. His duties included interaction/preparation of independent annual audits, budgeting, managing daily office operations and presenting to the board members the financial status of the company. After leaving this company, he became an independent consultant for various companies, including Akira Trading Company, McKinna Yachting, Retail Management Acquisitions Group, Inc., d.b.a. Fyetems International, and RaceWay Net, Inc., assisting these companies in implementing accounting/bookkeeping infrastructures and developing internal controls. Mr. Chien received his accounting degree from the University of Taiwan.

Executive Compensation

The following table shows that for the fiscal years ended
September 30, 2002, September 30, 2003 and September 30, 2004 the cash and other compensation paid to each of the executive officers and directors of Med Gen.


                         Annual Compensation


                                                                Awards     Other
  Name and                                        Other       Restricted   Stock
Position Held         Year    Salary    Bonus  Compensation     Stock      Awards
-------------         ----    ------    -----  ------------   ----------   ------

Paul B. Kravitz,      2004    $65,000    -0-      Options        -0-         -0-
Chairman & CEO,       2003     65,000    -0-      Options        -0-         -0-
 Director             2002     78,000    -0-      Options        -0-         -0-

Paul S. Mitchell      2004     65,000    -0-      Options        -0-         -0-
President & COO,      2003     65,000    -0-      Options        -0-         -0-
 Director             2002     78,000    -0-      Options        -0-         -0-





Employment Agreements

On September 27, 2002, Mssrs. Kravitz and Mitchell entered into two five-year renewable employment agreements with Med Gen with the following provisions: a) gross income of $150,000 per year;
b) participation in our benefit plan and stock option plan until their deaths; and c) a bonus of 1.66% of pre-tax income or net cash flow, whichever is greater. Med Gen was only able to pay to Messrs. Kravitz and Mitchell the amounts indicated in the above chart and did not accrue the unpaid salaries. The employment agreements were mutually terminated in March, 2003 with no consideration being paid by either party.

Compensation of Board of Directors.

Currently, our directors do not receive any extra compensation for their services as members of the Board of Directors. However, we anticipate that in the future, independent directors will receive stock options for their services.

Key Man Insurance.

We do not currently maintain life insurance covering the death of any officer, director or key employee.

Stock Option Plan

On April 22, 2002, we granted options to purchase 5,135,000 shares each to Messrs. Kravitz and Mitchell pursuant to a Nonqualified Employee Stock Option Plan for the following exercise prices: 2,000,000 shares at $.131 per share; 2,000,000 shares at $.25 per share; 1,000,000 shares at $.30 per share; and 135,000 shares at .38 per share. Between the date of the granting of the options and the end of fiscal year 2003, Mr. Kravitz exercised all of the options granted to him and sold 1,688,702 shares of the underlying stock in the open market, leaving 311,298 shares unsold. All unexercised options and options exercised but not yet paid for were repriced to $.44 on June 8, 2004; to $.09 on August 10, 2004; and to $.012 on August 25,
2004. On the date of the filing of this this prospectus, Mr. Kravitz was indebted to Med Gen in the amount of $413,556 for options exercised but not yet paid for. Between the date of the granting of the options and the end of fiscal year 2003, Mr. Mitchell exercised all of the options granted to him and sold all of the underlying stock.

On October 5, 2004, we granted options to purchase 10,000,000 shares of our common stock to our employees with an exercise price of $.10 per share and an expiration date of October 5, 2014 pursuant to a Nonqualified Employee Stock Option Plan. Options to purchase 2,000,000 shares were granted to Mr. Kravitz who simultaneously exercised them, all of the shares of which were sold in the open market. On the date of this prospectus, Mr. Kravitz was indebted to Med Gen in the amount of $200,000 for these options exercised but not yet paid for. On the date of the filing of this prospectus, there were 8,000,000 unexercised options outstanding.

Indemnification

Our Articles of Incorporation and By-Laws provide for the indemnification by us of our officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct our internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of our Company, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations. To further implement the permitted indemnification, we have entered into Indemnity Agreements with our officers and directors.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr Kravitz and Mr. Mitchell hold 82,300 shares in Di-Su Holding.
Di-Su Holding is an affiliate of Med Gen. They each beneficially own 50% of us. During the past five years there have been no material transactions between us and Di-Su Holding.

On September 27, 2002, Mssrs. Kravitz and Mitchell entered into two five-year renewable employment agreements with us with the following provisions: a) gross income of $150,000 per year; b) participation in our benefit plan and stock option plan until their deaths; and c) a bonus of 1.66% of pre-tax income or net cash flow, whichever is greater. We were only able to pay to Messrs. Kravitz and Mitchell the amounts indicated in the above chart and did not accrue the unpaid salaries. The employment agreements were mutually terminated in March, 2003 with no consideration being paid by either party.


On April 22, 2002, we granted options to purchase 5,135,000 shares each to Messrs. Kravitz and Mitchell pursuant to a Nonqualified Employee Stock Option Plan for the following exercise prices: 2,000,000 shares at $.131 per share; 2,000,000 shares at $.25 per share; 1,000,000 shares at $.30 per share; and 135,000 shares at .38 per share. Between the date of the granting of the options and the end of fiscal year 2003, Mr. Kravitz exercised all of the options granted to him and sold 1,688,702 shares of the underlying stock. All unexercised options and options exercised but not yet paid for were repriced to $.44 on June 8, 2004; to $.09 on August 10, 2004; and to $.012 on August 25, 2004. On the date of the filing of this this prospectus, Mr. Kravitz was indebted to our Company in the amount of $413,556 for options exercised but not yet paid for. Between the date of the granting of the options and the end of fiscal year 2003, Mr. Mitchell exercised all of the options granted to him and sold all of the underlying stock.

On October 5, 2004, we granted options to purchase 10,000,000 shares of our common stock to our employees with an exercise price of $ .10 per share and an expiration date of October 5, 2014 pursuant to a Nonqualified Employee Stock Option Plan. Mr. Kravitz exercised an option for 2,000,000 shares which were issued to him. On the date of the filing of this this prospectus, Mr. Kravitz was indebted to us in the amount of $200,000 for options exercised but not yet paid for. On the date of the filing of this this prospectus, there were 8,000,000 unexercised options outstanding.

A lawsuit alleging breach of a master distribution agreement,wrongful termination of the agreement, fraud in the inducement and tortious interference that was brought by Global HealthCare Laboratories Inc., and Dan L. Williams Co. Inc., our former distributors, in May, 2003 resulted in a judgment against us on August 9, 2004 for breach of the master distribution agreement with the jury awarding Global Healthcare Laboratories Inc., damages of $2,235,783 and Dan L. Williams Co. Inc. damages of $11,773.00, for a total, including prejudgment interest in the amount of $2,501,191.00. On December 9th, 2004, we entered into a Settlement Agreement containing the following terms and conditions: a) We are to pay the Plaintiffs $200,000.00 in five monthly installments beginning in December 2004 and finishing in March 2005, three installments for a total of $75,000 of which have already been paid; b) We are to issue to the Plaintiffs or their designees 8,000,000 shares of our common stock, for which Mr. Kravitz will retain the voting rights until sold, and file a registration statement for the sale of the shares on or before January 15, 2005. A satisfaction of judgment will be entered upon the earlier of the sale of all of the shares or December 31, 2005.


On January 12, 2005, Bran, Ltd. renewed its line of credit for a total of $1,000,000 with us with the following terms and conditions:

1)   the expiration of the line of credit is June 24, 20)6;
2)   the interest rate is 8%;
3) the outstanding principal and all accrued interest is payable monthly;
4) the line of credit is secured by all of our receivables, patents, trademarks and other assets; and
5) as additional consideration, we issued 2,000,000 of our common stock to Bran, Ltd.



 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This prospectus relates to the sale of 10,200,000 shares owned by our shareholders , 2,200,000 shares of which have been issued and 8,000,000 shares of which will be issued upon the effectiveness of this prospectus. All references in this prospectus as to ownership of shares, number of shares outstanding and percentages of shares owned will reflect the issuance of all 10,200,000 shares.

The following table sets forth, as of the date of the filing of this prospectus, each person we know to be the beneficial owner of five percent or more of our common stock, all directors and officers individually and as a group. There are no shares of Preferred stock issued and outstanding. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares shown.




Title of Class       Name and Address of         Amount and Nature of     Percent of Class
                     Beneficial Owner            Beneficial Owner
------------------------------------------------------------------------------------------

Common Stock         Paul B. Kravitz
                     4320 NW 101 Drive
                     Coral Springs, FL 33065        3,519,948 (1) (2)          9.48%

Common Stock         Paul S. Mitchell
                     7284 W. Palmetto Pk Rd
                     Boca Raton, FL  33433             73,650 (3)             0.002%

Common Stock         Dan L. Williams
                     4828 Metropolitan Ave.
                     Kansas City, Kansas 66106      2,200,000 (4)              5.92%

Common Stock         Howard Gordon
                     4828 Metropolitan Ave.
                     Kansas City, Kansas 66106      2,200,000 (5)              5.92%

Directors and Executive
Officers as a group
(3 persons)                                         3,593,598                9.482%




(1)  Includes 41,150 shares of 82,300 shares owned by Di-Su
     Holdings, Inc., a company of which Mr. Kravitz owns 50% , plus the number of shares of common stock which Mr. Kravitz has the right to acquire within 60 days, if any.

(2) As part of the settlement of the litigation with Global Healthcare, Inc. and Dan L. Williams & Co., Inc., our Company issued 8,000,000 shares of common stock to the plaintiffs and/or their designees. In the Settlement Agreement, the parties agreed that Mr. Kravitz would retain the voting rights until the shares were sold. Mr. Kravitz, therefore, has full voting rights and control of a total of 11,519,948 shares, giving him control of 31% of the total shares outstanding.

(3)  Includes 41,150 shares out of the 82,300 shares owned by Di-
     Su Holdings, Inc., a company of which Mr. Mitchell owns 50%, plus the number of shares of common stock which Mr. Mitchell has the right to acquire within 60 days, if any.

(4) Includes 2,200,000 shares of 4,400,000 shares owned by Global Healthcare, Inc., a company of which Mr. Williams owns 50%. As stated in Note 2 above, Mr. Kravitz has full voting rights with regard to such shares owned by Global Healthcare, Inc.

(5) Includes 2,200,000 shares of 4,400,000 shares owned by Global Healthcare, Inc., a company of which Mr. Gordon owns
     50%. As stated in Note 2 above, Mr. Kravitz has full voting rights with regard to such shares owned by Global
     Healthcare, Inc.

                      SELLING STOCKHOLDERS

The shares to be offered by the selling stockholders are presently "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act of 1933, as amended (the "Securities Act") in order to allow the selling stockholders to sell these shares, at their option, in public transactions. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following tables assume that the selling stockholders will sell all of the shares listed in this prospectus.

For purposes of the tables below, the numbers of shares "beneficially owned" are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares for which the person has the right to acquire such power within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentages in the tables below are based on 37,136,447 shares of our common stock being outstanding as of the effective date of this prospectus.

Except as noted, the following named shareholders have no beneficial or record ownership in other shares of our Company.



Name of Beneficial Owner    Shares Beneficially Owned    Maximum Number of       Shares Beneficially Owned
  of Common Stock               Prior to Offering       Shares to be sold in       after Offering assuming
   Being Offering                                          this Offering           all sold Number     %
------------------------    -------------------------   --------------------     -------------------------

Global Healthcare, Inc.               4,400,000               4,400,000                 0             0%
Laboratories , Inc.
4828 Metropolitan Ave.
Kansas City, Kansas 66106

Joseph A. Crites, Esq.                  800,000                 800,000                 0             0%
6031 McGee
Kansas City, Missouri 64113

Sheftall & Torres, P.A                2,800,000               2,800,000                 0             0%
100 S.E. 2nd Street, Ste 2220
Miami, Florida 33131

Bran, Ltd.                            2,000,000               2,000,000                 0             0%
% Wallace & Partners
1 Portland Place
London, England

Stewart A. Merkin, Esq.                 203,750                 200,000                3,750          0%
444 Brickell Ave., Ste. 300
Miami, FL 33131





Except for Stewart A. Merkin, Esq, who is counsel to us, no selling stockholder has ever held any position or office or had any other material relationship with us.

This prospectus relates to the sale of 10,200,000 shares owned by our shareholders, 2,200,000 shares of which have been issued and 8,000,000 shares of which will be issued upon the effectiveness of this prospectus. All references in this prospectus as to ownership of shares, number of shares outstanding and percentages of shares owned will reflect the issuance of all 10,200,000 shares.

                      PLAN OF DISTRIBUTION

Each selling security holder of our common stock, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

     * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     * an exchange distribution in accordance with the rules of the applicable exchange;

     *    privately negotiated transactions;

     * settlement of short sales entered into after the date of this prospectus;

     * broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

     *    a combination of any such methods of sale;

     * through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     *    any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities
Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling security holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders under certain circumstances against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We agreed to keep this prospectus effective until the earlier of
(i) the date the selling security holders are able to sell all the common stock immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise or (ii) all of the shares have been sold pursuant to the prospectus. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


                    DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 50,000,000 shares of common stock, with a par value of $.001 per share.

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore. Upon a liquidation, dissolution or winding up of Med Gen, the holders are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding preferred stock. common stock holders have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable.

Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors, at a general shareholder meeting, and may elect all of the directors standing for election.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share, all of which are undesignated. As of the date of the filing of this prospectus, we have no shares of preferred stock issued or outstanding.

Dividend Policy

Holders of common stock shall be entitled to receive, on an equal basis, such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of the assets or funds of our Company legally available therefor.

Options

From time to time, we grant options to our employees and consultants. At the present time, there are 8 million options which have been granted but not yet exercised with an exercise price of $ .10 per share and an expiration date of October 5, 2014.

Shares Eligible For Future Issuance

Since not all of our authorized common and preferred stock have been issued, our Board of Directors may issue additional shares, from time to time in the future, for any proper corporate purpose, including public and private equity offerings, convertible debt offerings, stock splits, stock dividends, acquisitions, warrants, stock option plans, and funding of employee benefit plans. No further action or authorization by our stockholders would be necessary prior to the issuance of additional shares. The future issuance by us of shares may dilute the equity ownership position and the rights, preferences and privileges of existing stockholders. Unissued shares could be issued in circumstances that would serve to preserve control of our existing management.

Future issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede an acquisition or other business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. Our Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

Freely Tradeable Shares After Offering

After the completion of this Offering, there will be a total of 24,718,848 shares of our common stock that will be tradable without restriction under the Securities Act. All of the remaining shares, including the 3,593,598 owned by control persons, will continue to be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one year, including persons who may be deemed our "affiliates," as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any volume limitations under Rule 144. The sale, or availability for sale, of substantial amounts of common stock could, in the future, adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning the company.

Transfer Agent

Our transfer agent for our common stock is Liberty Transfer Co., 274 New York Ave, Huntington, NY 11743-2711. The telephone number is (631) 385-1616.

        DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR
          LIABILITIES UNDER THE SECURITIES ACT OF 1933

We are authorized in our Articles of Incorporation and our by-laws to indemnify our officers and directors to the fullest extent allowed under the provisions of the State of Nevada Corporation Laws for claims brought against such persons in their capacity as officers and or directors. We may hold harmless each person who serves at any time as a director or officer from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director or officer, and may reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with Nevada Statutes. The rights accruing to any person under our by-laws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

             INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel was hired on a contingent basis or will receive a direct or indirect interest in our business that is valued at greater than $50,000. Stark Winter Schenkein & Co., LLP, Certified Public Accountants, has audited the financial statements included in this prospectus to the extent and for the periods indicated in their reports thereon.

                          LEGAL MATTERS

Stewart A. Merkin, Esq., of the Law Office of Stewart A. Merkin,
P.A., has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

               WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. Copies of these materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy statements, information statements and other information concerning us at the site located at www.sec.gov. This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the Commission under the Securities Act and to which reference is made.

                 REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
Med Gen, Inc.

We have audited the accompanying balance sheet of Med Gen, Inc. as of September 30, 2004, and the related statements of operations, stockholders' (deficit) and cash flows for the years ended September 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Med Gen, Inc. as of September 30, 2004, and results of its operations and its cash flows for the years ended September 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred significant losses from operations and has working capital and stockholder deficiencies. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Stark Winter Schenkein & Co., LLP

/s/Stark Winter Schenkein & Co., LLP


Denver, Colorado
December 27, 2004

                      FINANCIAL STATEMENTS

                         Med Gen, Inc.
                         Balance Sheet
                       September 30, 2004


ASSETS

Current Assets
   Cash and cash equivalents                           $        213,708
    Accounts receivable, net of reserve of $10,000              178,390
    Inventory                                                   120,869
    Other current assets                                          5,700
                                                       ----------------
      Total Current Assets                                      518,667
                                                       ----------------

Property and Equipment, net                                      57,425
                                                       ----------------

Other Assets
    Deposits and other                                           33,772
                                                       ----------------

                                                       $        609,864
                                                       ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable                                    $         85,070
   Accrued expenses                                             200,000
   Notes payable - related parties                              175,000
                                                       ----------------
      Total Current Liabilities                                 460,070
                                                       ----------------
Stockholders' Equity
   Preferred stock, $.001 par value, 5,000,000 shares
     authorized:
   Series A 8% cumulative, convertible, 1,500,000 shares
      authorized, no shares issued and outstanding                   -
   Undesignated, 3,500,000 shares authorized                         -
   Common stock, $.001 par value, 50,000,000
     shares authorized, 24,936,447 shares
     issued and outstanding                                      24,936
   Paid in capital                                           14,384,348
   Accumulated (deficit)                                    (14,204,863)
                                                       ----------------
                                                                204,421
   Receivable for common stock                                  (54,627)
                                                       ----------------
                                                                149,794
                                                       ----------------

                                                       $        609,864
                                                       ================




See accompanying notes to the financial statements.

                          Med Gen, Inc.
                    Statements of Operations
        For the Years Ended September 30, 2004 and 2003



                                            2004               2003
                                        -------------       -------------

Net sales                               $   1,043,101       $   2,306,648

Cost of sales                                 436,534             797,412
                                        -------------       -------------

Gross profit                                  606,567           1,509,236
                                        -------------       -------------
Operating expenses:
  Non cash stock compensation               5,496,425                  -
  Settlement of litigation                  1,320,000                  -
  Selling, general and
    administrative expenses                 2,847,869           1,958,192
                                        -------------       -------------
                                            9,664,294           1,958,192
                                        -------------       -------------

(Loss) from operations                     (9,057,727)           (448,956)
                                        -------------       -------------
Other (income) expense:
 Other expense                                     -               26,921
 Interest expense                             113,597             116,966
                                        -------------       -------------
                                              113,597             143,887
                                        -------------       -------------

Net (loss)                              $  (9,171,324)      $    (592,843)
                                        =============       =============

Per share information - basic and
  fully diluted:

Weighted average shares outstanding        11,891,848             910,072
                                        =============       =============

Net (loss) per share                    $       (0.77)      $       (0.65)
                                        =============       =============



See accompanying notes to the financial statements.

                          Med Gen, Inc.
                Statement of Stockholders' Equity
         For the Years Ended September 30, 2004 and 2003



                                                                                         Receivable
                                        Common Stock          Additional      Treasury   for Common    Accumulated
                                    Shares       Amount     Paid in Capital     Stock       Stock         Deficit         Total
                                    -------      --------   ---------------   ----------  ----------   -------------   -----------

Balance, September 30, 2002         625,140      $    625    $   4,171,384    $ (10,000)  $ (85,460)   $ (4,440,696)   $ (364,147)
Retire treasury shares                    -             -          (10,000)      10,000           -               -             -
Exercise of stock options           600,000           600          741,900            -    (742,500)              -             -
Payment on option exercise                -             -                -            -      75,735               -        75,735
Net (loss) for the year                   -             -                -            -           -        (592,843)     (592,843)
                                  ---------      --------    -------------    ---------   ---------    ------------     ---------

Balance September 30, 2003        1,225,140         1,225        4,903,284            -    (752,225)     (5,033,539)     (881,255)

Common stock issued pursuant to
 Regulation S Offerings          11,764,294        11,764        2,115,011            -           -               -     2,126,775
Payment on option exercise                -             -                -            -   1,059,173               -     1,059,173
Common stock issued for services    320,000           320          302,280            -           -               -       302,600
Stock options issued                      -             -          112,500            -           -               -       112,500
Exercise of stock options        11,325,000        11,325        5,431,575            -  (5,442,900)              -             -
Reduction in exercise price of
 stock options                            -             -                -            -   5,081,325               -     5,081,325
Conversion of notes payable         302,013           302          399,698                                                400,000
Stock issuable pursuant to
 settlement of litigation                 -             -        1,120,000            -           -               -     1,120,000
  Net (loss) for the year                 -             -                -            -           -      (9,171,324)   (9,171,324)
                                  ---------      --------    -------------    ---------   ---------    ------------     ---------

Balance September 30, 2004       24,936,447      $ 24,936    $  14,384,348    $       -   $ (54,627)   $(14,204,863)   $  149,794
                                 ==========      ========    =============    =========   =========    ============    ==========



See accompanying notes to the financial statements.

                          Med Gen, Inc.
                    Statements of Cash Flows
         For the Years Ended September 30, 2004 and 2003



                                                                  2004             2003
                                                             -------------     ------------

Cash flows from operating activities:
Net (loss)                                                   $  (9,171,324)    $   (592,843)
  Adjustments to reconcile net (loss) to net cash
  (used in) operating activities:
  Depreciation and amortization                                     30,709           28,244
  (Loss) on disposition of property and equipment                       -            28,322
  Allowance for doubtful accounts                                       -            60,000
  Common shares and options issued for services                  6,616,425               -
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable                       323,042          (56,418)
  Decrease in inventory                                             97,817           38,327
  Decrease in other current assets                                  15,700              729
  Decrease in deposits and other assets                             90,297            1,404
  (Decrease) in accounts payable                                  (263,197)         (62,199)
  Increase in accrued expenses                                     200,000                -
                                                             -------------     ------------
Net cash (used in) operating activities                         (2,060,531)        (554,434)
                                                             -------------     ------------
Cash flows from investing activities:
  Acquisition of property and equipment                                 -          (23,873)
                                                             -------------     ------------
Net cash (used in) investing activities                                 -          (23,873)
                                                             -------------     ------------
Cash flows from financing activities:
  Proceeds from advances and notes payable - related parties       340,200          600,000
  Repayment of advances notes payable - related parties         (1,312,700)         (56,200)
  Repayment of convertible debentures                              (30,000)               -
  Proceeds from option exercises - related parties               1,059,173           75,735
  Proceeds from stock issuances                                  2,126,775                -
                                                             -------------     ------------
Net cash provided by financing activities                        2,183,448          619,535
                                                             -------------     ------------

Net increase in cash                                               122,917           41,228

Beginning - cash balance                                            90,791           49,563
                                                             -------------     ------------

Ending - cash balance                                        $     213,708     $     90,791
                                                             =============     ============
Supplemental cash flow information:
  Cash paid for income taxes                                 $          -      $         -
  Cash paid for interest                                     $     113,597     $    115,871

Non cash investing and financing activities:
  Common shares issued for receivable                        $   5,442,900     $    742,500
  Conversion of notes payable to common stock                $     400,000     $         -
  Retirement of treasury shares                              $          -      $     10,000



See accompanying notes to the financial statements.

                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Med Gen, Inc. the (Company) was incorporated October 22, 1996 under the laws of the State of Nevada and began operations in the State of Florida on November 12, 1996. The Company currently markets an all natural product, SNORENZ, which is designed to aid in the prevention of snoring. The Company also plans to offer additional products dealing with alternative nutritionals as well as other health related items.

Reclassifications

Certain items presented in the previous year's financial statements have been reclassified to conform to current year presentation.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered.
Provision for sales returns will be estimated based on the Company's historical return experience. Revenue is presented net of returns.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory is stated at the lower of cost, determined on the first-in, first-out method, or net realizable market value. Inventory at September 30, 2004 consisted of finished goods and packaging materials.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major improvements and additions are added to the property and equipment accounts while replacements, maintenance and repairs, which do not extend the life of the assets, are expensed.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining collectability, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances. Accounts receivable are stated net of an allowance of $10,000.

                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

Depreciation and Amortization

Depreciation and amortization are computed by using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are summarized as follows:


Furniture and fixtures                    7 years
Office and computer equipment             5 years
Computer software                         3 years
Leasehold improvements                    5 years




Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2004. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Long Lived Assets

The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. To date, no material impairment has been indicated. Should there be an impairment, in the future, the Company will measure the amount of the impairment based on the amount that the carrying value of the impaired assets exceed the undiscounted cash flows expected to result from the use and eventual disposal of the from the impaired assets.

Net Income (Loss) Per Common Share

The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs charged to expense included in selling, general and administrative expenses, amounted to $958,259 and $251,503 for the years ended September 30, 2004, and 2003. Advertising costs include agreed upon amounts withheld from payments on accounts receivable by certain customers for advertising done by the specific customer.

                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

Segment Information

The Company follows SFAS 131, Disclosures about "Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes

The Company follows SFAS 109 "Accounting for Income Taxes" for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

The Company accounts for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

Recent Pronouncements

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity by now requiring those instruments to be classified as liabilities (or assets in some circumstances) on the balance sheet. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have material impact on the Company's financial position, results of operations or cash flows.

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151 "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of

                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

this Statement will be effective for the Company beginning with its fiscal year ending 2006. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 153 "Exchanges of Non monetary Assets - an amendment of APB Opinion No. 29". This Statement amended APB Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2007. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

NOTE 2. BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a significant loss from operations including the settlement of certain litigation as discussed in
Note 8. For the years ended September 30, 2004 and 2003, the
Company incurred net losses of $9,171,324 and $592,843.

The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which the Company operates.

The Company is pursuing financing for its operations and seeking additional investments. In addition, the Company is seeking to expand its revenue base by adding new customers and increasing its advertising. Failure to secure such financing or to raise additional equity capital and to expand its revenue base may result in the Company depleting its available funds and not being able pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2004, consisted of the following:


Furniture and office equipment                $  65,415
Computer equipment and  software                 80,339
Leasehold improvements                            7,657
                                              ---------
                                                153,411

Accumulated depreciation and amortization       (95,986)
                                              ---------
                                              $  57,425
                                              =========




Depreciation and amortization expense for the years ended
September 30, 2004, and 2003 was $30,709 and $28,244.

NOTE 4. NOTES AND ADVANCES PAYABLE - RELATED PARTIES

Notes payable-related parties consist of unsecured loans payable aggregating $175,000 bearing interest at 8%. These notes are on demand.

Through September 2002 the Company had borrowed an aggregate of $500,000 from an affiliated entity. During 2003 and 2004 the Company borrowed an additional $375,000 and $225,000 from this affiliated entity. The note bears interest at 8% per annum, requires monthly interest payments and is due on December 24, 2004. The Company paid interest aggregating $102,005 and $63,565 during 2004 and 2003 related to this note. Substantially all of the Company's assets secured this loan. Through September 30, 2004 the Company repaid $925,000 of the note.

Through September 2002 the Company had borrowed an aggregate of $50,000 from an officer. During 2003 and 2004 the Company borrowed an additional $155,000 and $100,000 from this officer. The loans were due on demand and accrued interest at 10% per annum. During the year ended September 30, 2004, the loans were repaid. The Company paid interest aggregating $11,592 and $9,078 during 2004 and 2003 related to these advances.

During 2003 an officer advanced $70,000 to the Company. During
2004 this officer and another officer advanced an additional
$15,200. These advances were repaid $2,500 during 2003 and $82,700 during 2004.

During 2003 the Company repaid $50,000 and $3,700 of advances previously received from officers.

NOTE 5. CONVERTIBLE DEBENTURES

Convertible debentures, as of September 30, 2003, aggregated $30,000 maturing on July 31, 2004 and providing for 8% annual interest. Each $1,000 face value debenture is convertible into 2,000 shares of common stock. Additionally, each $1,000 face value debenture includes 1,000 warrants, which were convertible into 1,000 shares of common stock at $6.25 per share. The warrants were non-detachable and expired on July 31, 2004. During the year ended September 30, 2004, the Company repaid this $30,000 debenture.

During February through April 2002 the Company issued $400,000 of
8% cumulative convertible debentures due in May 2004 for cash aggregating $400,000. The debentures were convertible into common shares of the Company as follows:

                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

At any time after the Company's common stock price exceeds $3 per share for a period of ten consecutive trading days the holder may convert 50% of the value of the debenture into common stock at the rate of $2.00 per common share (election to convert).

The remaining 50% of the debenture may be redeemed by the Company for cash or may be converted into the number of common shares of the Company determined by dividing the balance of the value of the debenture by the common stock price at the time of the election to convert.

Notwithstanding the above, on the 25th monthly anniversary of the date of the investments the debentures automatically convert into common stock as follows:

50% of the value of the debentures converts into common stock at the rate of $2.00 per common share and the remaining 50% of the value of the debentures converts into the number of common shares determined by dividing the balance of the value of the debentures by the common stock price at the 25th monthly anniversary.

The shares of common stock to be issued upon conversion are subject to certain registration rights.

During the year ended September 30, 2004, these debentures were converted into an aggregate of 302,013 shares of common stock.
The conversions were made based on the fair market value of the Company's common stock on the conversion date.

NOTE 6. INCOME TAXES

The Company accounts for income taxes under SFAS 109, which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:


Income tax provision at
 the federal statutory rate            34 %
Effect of operating losses            (34)%
                                     ------
                                        -
                                     ======




As of September 30, 2004, the Company has a net operating loss carryforward of approximately $7,000,000. This loss will be available to offset future taxable income. If not used, this carryforward will expire through 2024. The deferred tax asset of approximately $2,400,000 relating to the operating loss carryforward has been fully reserved at September 30, 2004.The increase in the valuation allowance related to the deferred tax asset was $900,000 during 2004. The principal difference between the accumulated deficit for income tax purposes and for financial reporting purposes results from non-cash stock compensation being charged to operations for financial reporting purposes.

                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

NOTE 7. STOCKHOLDERS' EQUITY

During the periods covered by these financial statements the Company issued shares of common stock and subordinated debentures without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration, if such exemptions were found not to apply, this could have a material impact on the Company's financial position and results of operations. In addition, the Company issued shares of common stock pursuant to Form S-8 registration statements and pursuant to Regulation S. The Company believes that it complied with the requirements of Form S-8 and Regulation S in regard to these issuances, however if it were determined that the Company did not comply with these provisions this could have a material impact on the Company's financial position and results of operations.

During February 2003 the Company affected a one for eighty reverse stock split and during November 2003 the Company affected a four to one forward stock split. All share and per share amounts have been restated to give effect to these splits.

Common stock

During March 2003 the Company repriced 200,000 options held by an officer from $2.70 to $1.24, which was the fair market value of the common shares underlying the options on the repricing date. The underlying shares have been registered pursuant to a Form S-8 Registration Statement. This officer exercised this option and received 200,000 common shares in the cashless exercise. The aggregate value for the shares of $247,500 is due from this officer at such time as he sells the shares and has been recorded as a receivable for common stock.

During April 2003 the Company repriced 10,000,000 options held by an officer from prices ranging from $2.70 to $6.00 to $1.24, which was the fair market value of the common shares underlying the options on the repricing date. The underlying shares have been registered pursuant to a Form S-8 Registration Statement. This officer exercised 400,000 of these options and received 400,000 common shares in the cashless exercise. The aggregate value for the shares of $495,000 is due from this officer at such time as he sells the shares and has been recorded as a receivable for common stock.

As of September 30, 2003 $75,735 had been paid related to the above option exercises.

From February through July 2004 the Company issued 11,764,294 shares of common stock for cash aggregating $2,126,775 pursuant to Regulation S offerings.

During the year ended September 30, 2004 the Company issued
320,000 shares of common stock for services valued at $302,600 which represents the fair market value of the shares issued.

During the year ended September 30, 2004 officers of the Company exercised 11,325,000 options and received 11,325,000 shares of common stock. The aggregate value for the shares of $5,442,900 is due from these officers at such time as they sell the shares and has been recorded as a receivable for common stock.

The Company received an aggregate of $1,059,173 as payment for shares issued to officers pursuant to option exercises during 2004 and 2003, and reduced the amount receivable related to 4,552,261 shares held by officers received pursuant to option exercises to $.012 per share which represented the fair market value of the shares on the date of the reduction. The Company recorded $5,081,325 in compensation expense related to this reduction. The aggregate receivable for shares issued to officers was $54,627 at September 30, 2004.

                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

From November 2003 through May 2004 the Company issued 302,013 shares of common stock for the conversion of $400,000 of debt.
The debt was converted at the fair market value of the shares issued on the conversion date (see Note 5).

At September 30, 2004 the Company recorded an aggregate of $1,120,000 related to shares issuable pursuant to the settlement of a lawsuit (see Note 8).

Stock-based Compensation

During the year ended September 30, 2003, the Company issued options to purchase shares of common stock to certain employees and officers. Compensation costs charged to operations aggregated $0 for the year ended September 30, 2003. During the year ended September 30, 2004 the Company issued options to purchase shares of common stock to certain non-employees and recorded $112,500 in compensation expense related to these issuances.

SFAS 123 requires the Company to provide proforma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS
123. The fair value of the option grants is estimated on the date of grant utilizing the Black-Scholes option pricing model with the following weighted average assumptions for grants during the year ended September 30, 2003: expected life of options of 5 years, expected volatility of 367%, risk-free interest rate of 3% and no dividend yield. The weighted average fair value at the date of grant for options granted during the year ended September 30, 2003 approximated $1.28 per option. These results may not be representative of those to be expected in future years.

Under the provisions of SFAS 123, the Company's net income (loss) and earnings (loss) per share would have been reduced (increased) to the proforma amounts indicated below:




                                          2004             2003
                                      -----------       ---------

Net (loss)
    As reported                       $(9,171,324)      $(592,843)
    Proforma                          $(9,171,324)      $(641,123)
Basic and diluted (loss) per share
    As reported                       $(.77)            $(.65)
    Proforma                          $(.77)            $(.70)


                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

A summary of stock option activity is as follows:


                                       Weighted      Weighted
                         Number         average      average
                             of         exercise      fair
                         shares          price        value
                        -----------    ---------    ----------

Balance at
 September 30, 2002      11,927,600
 Granted                    152,000       $1.24        $1.24
 Exercised/Forfeited       (600,000)      $1.24        $1.24
                         ----------
Balance at
 September 30, 2003      11,479,600
 Granted                    779,512       $1.33        $1.33
 Exercised/Forfeited    (11,325,000)      $0.48        $0.48
 Balance at             -----------

 September 30, 2004         934,112       $1.33        $1.33
                        ===========





The following table summarizes information about fixed-price stock options at September 30, 2004:



                          Outstanding               Exercisable
                          -----------               -----------
             Weighted      Weighted     Weighted-
             Average        Average     Average
Exercise     Number       Contractual   Exercise      Number     Exercise
 Prices    Outstanding       Life         Price     Exercisable   Price
--------   -----------    -----------   ---------   -----------  --------

 $1.01       31,852       2.0   years     $1.01       31,852      $1.01
 $1.25      100.000       5.0   years     $1.25      100,000      $1.25
 $1.31       52,000       5.0   years     $1.31       52,000      $1.31
 $1.34      747,660       1.0   years     $1.34      747,660      $1.34
 $5.00        2,600       5.0   years     $5.00        2,600      $5.00
            -------                                  -------
            934,112                                  934,112
            =======                                  =======



NOTE 8. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its office facilities under operating leases for gross monthly rent, including common area maintenance, of approximately $6,200. The office lease provides for no annual cost of living adjustments in the base rent and the warehouse leases provide for fixed annual increases in the base rent.

Future minimum lease payments under all non-cancelable operating leases for years ending subsequent to September 30, 2004 are as follows:

2005 $ 74,400
2006   74,400
2007   74,400
2008   74,400
2009   18,600
      $316,200

                          Med Gen, Inc.
        Notes to Financial Statements September 30, 2004

Rent expense for the years ended September 30, 2004 and 2003 was $159,086 and $228,901.

Litigation

The Company is involved in various legal actions arising in the normal course of business including a case in which the Company was seeking payment on an open account aggregating approximately $42,000 and in which a counter suit had been filed in which the plaintiff was seeking damages of approximately $1,200,000 for breach of contract. During April 2003 this suit was settled for the full amount of the Company's claim of $42,000.

During May 2003 Global Healthcare Laboratories, Inc. (Global) made a claim against the Company for breach of contract under a master license agreement. Management contended that Global committed fraud and multiple breaches of the master license agreement and that the claim was without merit. The matter was re-filed for the third time by the plaintiffs after two prior dismissals by the Federal courts for failure to state a cause of action. On August 31, 2004 a verdict was rendered in favor of the plaintiffs and they were awarded a judgment in the sum of:
$2,501,191. The Company initially intended to appeal the verdict, however on December 3, 2004 the Company and Global settled the matter as follows:

The Company would make cash payments to Global aggregating $200,000 through March 1, 2005 and would issue to Global an aggregate of 8,000,000 shares of common stock. The shares to be issued were valued at their fair market value of $1,120,000. The Company has recorded an accrual of $200,000 for the cash payments due and a stock subscription of $1,120,000 for the common shares issuable at September 30, 2004. The Company has agreed to file a registration statement covering an aggregate of 10,200,000 shares of common stock on or before January 15, 2005, and should it not due so an additional 500,000 shares of common stock would be due to Global. Global will be required to execute proxies giving the voting rights of the shares issuable to an officer of the Company.

NOTE 9. CONCENTRATIONS

During years ended September 30, 2004 and 2003, the Company derived substantially all of its revenue from the sale of one product, SNORENZ. Credit is granted to their customers in the normal course of business.

The Company derived 41%, 13% and 12% of its total sales from three major customers during the year ended September 30, 2004 and 57% of its total sales from one major customers during the year ended September 30, 2003. At September 30, 2004 outstanding accounts receivable from these three customers accounted for approximately 67% of net accounts receivable.

The Company has an exclusive contract with a single manufacturing company to produce SNORENZ.

NOTE 10. RELATED PARTY TRANSACTIONS

During the years ended September 30, 2004 and 2003 the Company paid consulting fees to the affiliated entity discussed in Note 4 aggregating $480,373 and $81,831.

NOTE 11. SUBSEQUENT EVENTS

During October 2004 the Company issued 2,000,000 shares of common stock to an officer pursuant to the exercise of options granted in October 2004 at $.10 per share.

During October 2004 the Company repaid an additional $25,000 pursuant to a note to a related party.

                            Med Gen, Inc.
                            Balance Sheet
                          December 31, 2004
                             (Unaudited)

ASSETS

Current Assets
   Cash and cash equivalents                              $    20,194
    Accounts receivable, net of reserve of $10,000            339,451
    Inventory                                                 125,359
    Other current assets                                        5,700
                                                          -----------
      Total Current Assets                                    490,704
                                                          -----------

Property and Equipment, net                                    49,876
                                                          -----------

Other Assets
    Deposits and other                                         33,563
                                                          -----------

                                                          $   574,143
                                                          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable                                       $    31,520
   Accrued expenses                                           150,000
   Notes payable - related parties                            331,000
                                                          -----------
      Total Current Liabilities                               512,520
                                                          -----------

Stockholders' Equity
   Preferred stock, $.001 par value, 5,000,000 shares
     authorized:
   Series A 8% cumulative, convertible, 1,500,000 shares
      authorized, no shares issued and outstanding                  -
   Undesignated, 3,500,000 shares authorized                        -
   Common stock, $.001 par value, 50,000,000
     shares authorized, 26,936,447 shares
     issued and outstanding                                    26,936
   Paid in capital                                         14,702,348
   Accumulated (deficit)                                  (14,464,261)
                                                          -----------
                                                              265,023
   Receivable for common stock                               (203,400)
                                                          -----------
                                                               61,623
                                                          -----------

                                                          $   574,143
                                                          ===========


          See accompanying notes to the financial statements.

                              Med Gen, Inc.
                       Statements of Operations
          For the Three Months Ended December 31, 2004 and 2003
                              (Unaudited)


                                                          2004           2003
                                                      -----------    -----------
Net Sales                                             $   282,173    $   267,264

Cost of Sales                                              99,640        104,106
                                                      -----------    -----------

Gross profit                                              182,533        163,158
                                                      -----------    -----------

Operating expenses:
  Non-cash stock compensation                             120,000         87,000
  Selling, general and administrative expenses            317,677        485,077
                                                      -----------    -----------
                                                          437,677        572,077
                                                      -----------    -----------

(Loss) from operations                                   (255,144)      (408,919)
                                                      -----------    -----------

Other expenses:
  Interest expense                                          4,254         48,740
  Other expenses                                                -          6,250
                                                      -----------    -----------
                                                            4,254         54,990
                                                      -----------    -----------

(Loss) before income taxes                               (259,398)      (463,909)

Income taxes                                                    -              -
                                                      -----------    -----------

Net (loss)                                            $  (259,398)   $  (463,909)
                                                      ===========    ===========

Per share information - basic and fully diluted:

 Weighted average shares outstanding                   26,936,447      3,983,655
                                                      ===========    ===========

 Net income (loss) per share                          $     (0.01)   $     (0.12)
                                                      ===========    ===========


          See accompanying notes to the financial statements.

                               Med Gen, Inc.
                        Statements of Cash Flows
         For the Three Months Ended December 31, 2004 and 2003
                                (Unaudited)

                                                     2004            2003
                                                 -----------     -----------
Cash flows from operating activities:
 Net cash (used in) operating activities         $  (400,741)    $  (225,079)
                                                 -----------     -----------

Cash flows from investing  activities:
 Net cash (used in) investing activities                   -               -
                                                 -----------     -----------

Cash flows from financing activities:
Borrowing (repayment) of related party
  notes, net                                         156,000        (200,000)
Proceeds from option exercise                         51,227         369,603
                                                 -----------     -----------
 Net cash provided by financing activities           207,227         169,603
                                                 -----------     -----------

Net (decrease) in cash                              (193,514)        (55,476)

Beginning - cash and cash equivalents                213,708          90,791
                                                 -----------     -----------

Ending - cash and cash equivalents               $    20,194     $    35,315
                                                 ===========     ===========

                          MED GEN, INC.
                  NOTES TO FINANCIAL STATEMENTS
                        December 31, 2004
                           (UNAUDITED)

     (1)  Basis Of Presentation

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information and
     Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

     The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial statements of the Company as of September 30, 2004 and for the two years then ended, including notes thereto included in the Company's Form 10-KSB.

     (2)  Earnings Per Share

     The  Company  calculates  net income  (loss)  per  share  as required  by  Statement  of Financial  Accounting  Standards
     (SFAS) 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods when anti-dilutive commons stock equivalents are not considered in the computation.

     (3)  Inventory

     Inventory  is stated at the lower of cost, determined  on  a first  in,  first  out  basis, or  market  value.  Inventory
     consists   principally  of  finished  goods  and   packaging
     materials.

     (4)  Notes Payable - Related Parties

     During the period ended December 31, 2004, the Company repaid $21,000 in notes due to related parties and borrowed an additional $177,000 from related parties with interest at 8% per annum. The balance due this lender was $331,000 at December 31, 2004 (see Note 9).

     (5)  Income Taxes

     The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes", which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled, or realized.

     The Company's deferred tax asset of approximately $2,000,000 resulting from net operating loss carryforwards aggregating approximately $6,000,000 is fully offset by a valuation allowance. The Company has recorded a valuation allowance to state its deferred tax assets at estimated net realizable value due to the uncertainty related to realization of these assets through future taxable income.

     The provision for income taxes differs from the amount computed by applying the statutory rate of 34% to income before income taxes due to the effect of the net operating loss. The principal difference between the accumulated deficit for income tax purposes and for financial reporting purposes results from non-cash stock compensation being charged to operations for financial reporting purposes.

     (6)  Stockholders' Equity

     During  October 2004 the Company issued 2,000,000 shares  of common stock to an officer pursuant to the exercise of options granted in October 2004 at $.10 per share. The fair value of the shares issued was $.16 per share. The difference between the fair value and the exercise price of $120,000 has been charged to operations during the period ended December 31, 2004. In addition, the Company recorded a receivable for common stock of $200,000 for the amount due for the shares.

     Stock-based Compensation

     During  the  period  ended December 31,  2004,  the  Company issued options to purchase shares of common stock to certain
     officers.   Compensation   costs   charged   to   operations
     aggregated $120,000 for these options.

     SFAS   123   requires  the  Company  to   provide   proforma
     information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. The fair value of the option grants is estimated on the date of grant utilizing the Black-Scholes option pricing model with the following weighted average assumptions for grants during the period ended December 31, 2004: expected life of options of 5 years, expected volatility of 121%, risk-free interest rate of 3% and no dividend yield. The weighted average fair value at the date of grant for options granted during the period ended December 31, 2004, approximated $.14 per option. These results may not be representative of those to be expected in future years.

     Under  the provisions of SFAS 123, the Company's net  income
     (loss) and earnings (loss) per share would have been reduced
     (increased) to the proforma amounts indicated below:


     Net (loss)
         As reported                          $(259,398)
         Proforma                             $(419,398)
     Basic and diluted (loss) per share
         As reported                          $(.01)
         Proforma                             $(.02)

     A summary of stock option activity is as follows:

                                       Weighted    Weighted
                            Number    average     average
                              of      exercise      fair
                            shares      price       value
                          ---------   --------    --------
Balance at
  September 30, 2004        934,112
Granted                   2,000,000     $1.23      $1.23
Exercised/Forfeited      (2,750,260)    $1.23      $1.23
                          ---------
Balance at
  December 31, 2004         183,852
                          ---------

     The following table summarizes information about fixed-price stock options at December 31, 2004:

                           Outstanding                     Exercisable
                           -----------                     -----------

             Weighted       Weighted     Weighted-
              Average        Average      Average
Exercise      Number       Contractual   Exercise      Number      Exercise
Prices      Outstanding       Life         Price     Exercisable     Price
--------    -----------    -----------   ---------   -----------   --------
  $1.01          31,852     2.0 years      $1.01          31,852     $1.01
  $1.25         100,000     5.0 years      $1.25         100,000     $1.25
  $1.31          52,000     5.0 years      $1.31          52,000     $1.31
            -----------                              -----------
                183,852                                  183,852
            ===========                              ===========



     (7)  Commitments, Concentrations and Contingencies

     During the period ended December 31, 2004 the Company derived 43%, 14%, 13% and 10% of its total sales from four customers. At December 31, 2004, $147,344 is due from these customers.

     During May 2003 Global Healthcare Laboratories, Inc. (Global) made a claim against the Company for breach of contract under a master license agreement. Management contended that Global committed fraud and multiple breaches of the master license agreement and that the claim was without merit. The matter was re-filed for the third time by the plaintiffs after two prior dismissals by the Federal courts for failure to state a cause of action. On August 31, 2004, a verdict was rendered in favor of the plaintiffs and they were awarded a judgment in the sum of $2,501,191. The Company initially intended to appeal the verdict, however on December 3, 2004 the Company and Global settled the matter as follows:

     The Company would make cash payments to Global aggregating $200,000 through March 1, 2005 and would issue to Global an aggregate of 8,000,000 shares of common stock. The shares to be issued were valued at their fair market value of $1,120,000. The Company has recorded an accrual of $200,000 for the cash payments due and a stock subscription of $1,120,000 for the common shares issuable at September 30, 2004. The Company has agreed to file a registration statement covering an aggregate of 10,200,000 shares of common stock on or before January 15, 2005, and should it not due so an additional 500,000 shares of common stock would be due to Global. Global will be required to execute proxies giving the voting rights of the shares issuable to an officer of the Company. Through December 31, 2004, the Company made payments aggregating $50,000 to Global.

     During the periods covered by these financial statements the Company issued shares of common stock and subordinated debentures without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration, if such exemptions were found not to apply, this could have a material impact on the Company's financial position and results of operations. In addition, the Company issued shares of common stock pursuant to Form S-8 registration statements and pursuant to Regulation S. The Company believes that it complied with the requirements of Form S-8 and Regulation S in regard to these issuances, however if it were determined that the Company did not comply with these provisions this could have a material impact on the Company's financial position and results of operations.

     (8)  Basis of Reporting

     The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced a significant loss from operations including the settlement of certain litigation. For the period ended December 31, 2004, the Company incurred a net loss of $259,398 and has an accumulated deficit of $14,464,261 at December 31, 2004.

     The Company's ability to continue as a going concern is contingent upon its ability to secure additional financing, increase ownership equity and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered in established markets and the competitive environment in which the Company operates.

     The Company is pursuing financing for its operations and seeking additional investments. In addition, the Company is seeking to expand its revenue base by adding new customers and increasing its advertising. Failure to secure such financing or to raise additional equity capital and to expand its revenue base may result in the Company depleting its available funds and not being able pay its obligations.

     The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

     (9)  Subsequent Events

     During January 2005 the Company agreed to issue 2,000,000 shares of common stock to the related party lender described in Note 4, for future loans to be made to the Company pursuant to a line of credit. The fair value of these shares will be charged to operations as additional interest over the term of the line of credit. In addition, the Company agreed to issue 200,000 shares of common stock to a consultant. The fair value of these shares will be charged to operations.

     During January 2005 the Company repaid $35,000 pursuant to a note to the related party described in Note 4.

     During   January  2005  the  Company  filed  a   Form   SB-2
     registration statement covering the 8,000,000 common  shares
     described  in  Note  7  and  the  2,200,000  common   shares
     described above.

     During January 2005 the Company entered into a professional services agreement with an entity acting as an independent contractor to distribute its products in the United States. As compensation the Company agreed to pay a commission of the greater of 5% of invoiced shipments or $105,000 for the year ended December 31, 2005 and $144,000 for each of the years ended December 31, 2006 and 2007. The agreement may be terminated by either party for any reason within 6 months of the date of the agreement. Thereafter the Company may terminate the agreement with 6 months notice.

     During January 2005 the Company entered into a one year consulting agreement with an entity to assist the Company with its business plan and introduce the Company to potential investors. Should the Company decide to enter into a funding transaction as a result of an introduction by the consultant the consultant shall designate a registered broker Dealer to complete the transaction. The consultant shall receive a cash fee of 10% of the funds procured and warrants to purchase common stock equal to 10% of the toal shares issued for a period of 5 years at 105% of the price at which the shares are sold. The shares underlying the warrants are subject to certain registration rights.

        PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Nevada law, our Articles of Incorporation and By-laws provide that our directors shall not be personally liable for monetary damages for a breach of fiduciary duty as such, except for liability resulting from: bad faith; intentional misconduct; knowing violation of the law; or personal gain of a profit or advantage to which he was not entitled. This provision is intended to afford our directors additional protection from, and limit their potential liability from, suits alleging a breach of their duty of care. We believe this provision will assist us in the future in securing the services of directors who are not employees of our Company. As a result of the inclusion of such a provision, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct. Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, (the "Securities Act") may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.


SEC registration fee              $      69.32
Accounting fees and expenses          5,000.00
Legal fees and expense               15,000.00
Printing expenses                          -0-
Federal Taxes                              -0-
State Blue-Sky Registration                -0-
Transfer Agent Fees                     100.00
Miscellaneous                              -0-
                                  ------------
               Total              $  20,169.32




RECENT SALES OF UNREGISTERED SECURITIES



Date        Name                          No. of Shares *   Consideration
----        ----                          ---------------   -------------

1/24/02     Paul Ferandell                          8,775   Computer services rendered
1/24/02     Mark Herring                            2,500   Electrical services rendered
1/24/02     Peter Kertes                            3,540   Consulting service rendered
1/24/02     Patrick Comer                             625   Painting services rendered
4/02/02     Richard Caldwell                        5,000   Distribution fees
5/10/02     Fletch Investments, Inc.                5,000   Finder's fee
5/31/02     Charles Cherry                          2,000   Services rendered
7/16/02     Stewart Merkin                          3,750   Legal fees
2/18/04     Mirador Consulting, Inc.               75,000   Consulting services rendered fees
4/15/04     Mirador Consulting Inc                 75,000   Consulting services rendered
5/19/04     First American Ventures, Inc.          20,000   Consulting services rendered
5/21/04     The Crescent Fund LLC                 150,000   Consulting services rendered
2/01/04 -   Various investors in
7/31/04     Regulation S private placement     11,764,294   $2,126,775
1/12/05     Bran, Ltd.                          2,000,000   Extension of line of credit
1/12/05     Stewart A. Merkin, Esq.               203,750   Legal services





     * Number of shares reflects 1:80 reverse split effected in February, 2003 and a 4:1 stock dividend paid in November, 2003.

All of the foregoing shares were issued pursuant to exemptions available under Sections 3 and 4(2) of the Securities Act, as non-public transactions, effected without the use of an underwriter or the payment of any commission or fee.

EXHIBITS

Exhibit No: Description


3.1 Articles Incorporation of Registrant filed with the State of Nevada on October 22, 1996 (1)

3.2           Bylaws of Registrant dated November 11, 1997 (1)

4.1           Consulting Agreement dated January 10, 2001 between
              Registrant and Alan Berkun. (2)

4.2           Consulting  Agreement  dated  January  10,  2001
              between Registrant and Stewart A. Merkin, Esq., P.A. (2)

4.3           Nonqualified  Stock Option Plan  dated  January 10, 2001. (2)

4.4           Consulting  Agreement dated March 15,  2002 between
              Registrant and Hyperion Partners Corp. (3)

4.5 Consulting Agreement dated September 27, 2001 between Registrant and Paul Ferandell (3)

4.6           Nonqualified Stock Option Plan dated  September 10, 2001. (3)

4.7           Option granted by Company to Paul Kravitz dated January 4,
              2001 (4)

4.8           Option granted by Company to Paul Mitchell dated January 4,
              2001 (4)

4.9           Option granted by Company to Paul Kravitz dated September
              10, 2001 (4)

4.10          Option granted by Company to Paul Mitchell dated September
              10, 2001 (4)

4.11          Option granted by Company to Paul Kravitz dated June 18,
              2002 (4)

4.12          Option granted by Company to Paul Mitchell dated June 18,
              2002 (4)

4.13          Memorandum of Letter Agreement between Company and Stewart
              A. Merkin, Esq. Dated July 1, 2002 (4)

4.14          Nonqualified Stock Option Plan dated September 13, 2004. (5)

5.1           Tradability Opinion of Gregory Bartko, Esq. dated  September
              2, 1998 (1)

5.2           Opinion of Stewart A. Merkin, Esq.

10.1 Production Agreement between Registrant and International Chemical Corp. dated March 26, 1998 (1)

10.2          Sales, Marketing and Distribution Agreement between
              Registrant and Allergy Research Laboratories LLC dated August 13, 1999 (1)

10.3          Sales, Marketing and Distribution Agreement between
              Registrant and Reshet, Inc. of Wave Guard dated August
              25, 1999 (1)



10.4          Sales, Marketing and Distribution Agreement between
              Registrant and National Sales Solutions LLC dated January
              21, 2005.



14.1          Code of Ethics

21.1          Subsidiaries of Registrant

23.1          Consent of  Stark Winter Schenkein & Co., LLP

23.2          Consent of Stewart A. Merkin, Esq., Counsel for the
              Registrant, included in Exhibit 5.2

99.1          Settlement Agreement between Registrant and Global
              Healthcare Laboratories, Inc. and Dan L. Williams & Co., Inc. dated December 3, 2004.


  (1)   Previously filed as an exhibit to our Registration
        Statement on Form 10SB filed on January 26, 2000

  (2) Previously filed as an exhibit to Form S-8 filed on January 19, 2001.

  (3) Previously filed as an exhibit to Form S-8 filed on April 22, 2002.

  (4)   Previously filed as an exhibit to Form S-8 filed on July
        10, 2002.

  (5)   Previously filed as an exhibit to Form S-8 filed on October
        5, 2004.

UNDERTAKINGS

                      A. Rule 415 Offering

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs
          (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our Company pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Request for Acceleration of Effective Date. We hereby request the acceleration of the Effective Date hereof.



Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Boca Raton, Florida, on January 18, 2005.

Med Gen, Inc.



By:/S/Paul S. Mitchell             By: /S/Paul B. Kravitz
   ---------------------------         --------------------------
   Paul S. Mitchell                    Paul B. Kravitz
   President                           Chief Executive Officer
   Chief Operating Officer             Secretary
   Treasurer





                        POWER OF ATTORNEY

The officers and directors of Med Gen, Inc., whose signatures appear below, hereby constitute and appoint Stewart A. Merkin, Esq., their true and lawful attorney and agent, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this registration statement of Med Gen, Inc. on Form SB-2. Each of the undersigned does hereby ratify and confirm all that said attorney and agent should do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement.

   Signature                   Title                  Date



/s/ Paul S. Mitchell,  President, Chief
                       Operating Officer, Treasurer   January 18, 2005


/s/ Paul B. Kravitz,   Chief Executive Officer,
                       Secretary                      January 18, 2005

/s/ Jack Chien,        Chief Financial Officer,       January 18, 2005
                       Chief Accounting Officer